                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [_]

   Check the appropriate box:

     [_] Preliminary Proxy Statement

     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [_] Definitive Proxy Statement

     [X] Definitive additional materials

     [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          REPUBLIC GROUP INCORPORATED
                    --------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
                    --------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of filing fee (Check the appropriate box):

     [_] No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:


                    --------------------------------------

     (2) Aggregate number of securities to which transaction applies:


                    --------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                    --------------------------------------

     (4) Proposed maximum aggregate value of transaction:

                    --------------------------------------

     (5) Total fee paid:

                    --------------------------------------

     [X] Fee paid previously with preliminary materials.

                    --------------------------------------

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

                       --------------------------------

     (2) Form, schedule or registration statement no.:

                       --------------------------------

     (3) Filing party:

                       --------------------------------

     (4) Date filed:

                       --------------------------------

                       [REPUBLIC GROUP INCORPORATED LOGO]

               TO THE STOCKHOLDERS OF REPUBLIC GROUP INCORPORATED

   Republic Group Incorporated was founded in 1961 as Republic Gypsum Company. It has operated in the gypsum wallboard and paperboard industries for thirty-six years. This will likely be the last report that I will write to my fellow stockholders because Republic has signed an agreement to be acquired by Premier Construction Products Statutory Trust, subject to approval by our stockholders and the satisfaction of certain other conditions.

   Republic announced on August 11, 2000 that it had entered into a definitive merger agreement with Premier, a private statutory trust that is an affiliate of Integrated Capital Associates, Inc. of San Francisco, California. Under terms of the merger agreement, stockholders of the Company will receive cash in the amount of $19.00 per share for their outstanding shares at closing. Republic has filed a proxy statement with the Securities and Exchange Commission and copies are being mailed to stockholders concurrently with this annual report.

   Earlier this year, Republic made a decision to explore strategic alternatives to enhance stockholder value and, after reviewing possible alternatives with its investment banking firm, J. P. Morgan, invited a number of other companies engaged in the manufacture of gypsum wallboard to make proposals for an acquisition of the Company. Of the competing proposals received by the Company, Republic's board of directors believes that the Premier offer is most likely to maximize stockholder value.

   The board of directors of Republic has unanimously approved the Premier merger and recommends that you vote "FOR" the adoption of the merger agreement with Premier. In addition, the directors and executive officers of the Company, as well as myself and members of my family, who collectively own approximately 27.3% of the outstanding shares, have entered into agreements to vote for the Premier merger and to grant related proxies on their shares.

   In light of the pending transaction with Premier, we have decided not to incur the added cost of printing an annual report in the normal format this year. Instead, we have prepared an annual report to stockholders that largely consists of the Company's Annual Report on Form 10-K, which we file annually with the Securities and Exchange Commission. I would refer you to the Form 10-K for a discussion of the Company's results for the year ended June 30, 2000 and other information about the Company.

   I thank the many loyal stockholders for their continued ownership and interest in the Company through many years. Management and the board of directors are in favor of the proposed merger, believe it to be in the best interest of the stockholders, and urge you to vote affirmatively.


                                          /S/ PHIL SIMPSON
                                          Phil Simpson
                                          Chairman of the Board and President

September 25, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Form 10-K/A
                               (Amendment No. 1)

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
    THE SECURITIES EXCHANGE ACT OF 1934

                    For the fiscal year ended June 30, 2000

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
    OF THE SECURITIES EXCHANGE ACT OF 1934

   For the transition period from           to
                         Commission file number 1-7210

                          Republic Group Incorporated
             (Exact name of registrant as specified in its charter)

                Delaware
    (State or other jurisdiction of
     incorporation or organization)
   811 East 30th Avenue, Hutchinson,                   67502-4341
                 Kansas                                (Zip Code)
    (Address of principal executive                    67504-1307
                offices)                               (Zip Code)
   Post Office Box 1307, Hutchinson,
                 Kansas
           (Mailing address)

                                   75-1155922
                      (I.R.S. Employer Identification No.)

       Registrant's telephone number, including area code: (316) 727-2700

          Securities registered pursuant to Section 12(b) of the Act:

          Title of each class          Name of each exchange on which registered
     Common Stock, $1.00 par value           New York Stock Exchange, Inc.
   Common Stock Share Purchase Rights        New York Stock Exchange, Inc.

          Securities registered pursuant to Section 12(g) of the Act:
                                      None
                                (Title of Class)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   [X] YES [_] NO

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K.   [_]

   On September 21, 2000, there were 11,849,037 shares of the registrant's Common Stock and Common Stock Share Purchase Rights outstanding. The aggregate market value of the registrant's Common Stock held by non-affiliates of the registrant (based upon the closing price) on September 21, 2000, was approximately $161,700,648.

                      Documents Incorporated by Reference:

   None.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          REPUBLIC GROUP INCORPORATED

                                   FORM 10-K

                                 Annual Report
                    For the Fiscal Year Ended June 30, 2000

                                     PART I

Item 1. Business.

Recent Developments

   On August 11, 2000, Republic Group Incorporated ("Republic" or the "Company") entered into an Agreement and Plan of Merger with Premier Construction Products Statutory Trust ("Premier") and Premier Construction Products Acquisition Corp. ("Acquisition Sub") (the "Premier Merger Agreement") pursuant to which Acquisition Sub would be merged into the Company, all outstanding shares of Common Stock of the Company would be converted into the right to receive $19.00 in cash, and the Company would become a wholly-owned subsidiary of Premier (the "Premier Merger").

   The Premier Merger Agreement provides for a liquidated damages payment of $12 million by Premier if it fails to complete its financing arrangements and close the merger and in certain other situations. Premier's obligations under the liquidated damages provision are backed by a letter of credit in the amount of $12 million. The Premier Merger Agreement also provides for the Company to pay a break-up fee of $10 million if the Premier Merger Agreement is terminated in connection with another third-party acquisition proposal and in certain other circumstances.

   The directors and executive officers of the Company, including our Chairman, Phil Simpson, and some members of Mr. Simpson's family, who collectively own approximately 3.3 million shares or 27.3% of the Company's outstanding stock, have executed Stockholder Agreements pursuant to which they have agreed to vote their shares of the Company's stock in favor of the Premier Merger, against other competing proposals and in certain other respects, to grant proxies to Premier's nominees to so vote their shares, and not to dispose of or encumber their shares of the Company's stock during the pendency of the Premier Merger Agreement. The Stockholder Agreements will terminate upon a termination of the Premier Merger Agreement in accordance with the terms of that agreement.

   On August 11, 2000, the Company also entered into a back-up agreement with Centex Construction Products, Inc. ("CXP") (the "CXP Agreement") pursuant to which the Company would be acquired by CXP if the Premier Merger Agreement were terminated for reasons other than (1) a termination by the Company, in the exercise of its Board of Directors' fiduciary duties, to pursue a superior proposal from a third party or (2) a termination by the Company or Premier because the Premier Merger Agreement is not adopted by the Company's stockholders and no takeover proposal has been made or announced. If the Premier Merger Agreement were terminated for one of these enumerated reasons, the Company and CXP have agreed to execute and deliver a merger agreement pursuant to which a subsidiary of CXP would make a cash tender offer to acquire all the outstanding shares of the Company's stock (the "CXP Tender Offer") and, whether or not the CXP Tender Offer were consummated, merge with the Company. Pursuant to the merger agreement with CXP, a subsidiary of CXP would be merged into the Company, and the Company would become a wholly-owned subsidiary of CXP. The per share consideration in both the CXP Tender Offer and the merger would be equal to $17.50 in cash plus a cash amount equal to a proportionate share (based on common and common equivalent shares) of any termination fees received by the Company from Premier. It is a condition to CXP's obligation to enter into the merger agreement that the Company make the same representations and warranties to CXP that it made to Premier in the Premier Merger Agreement except where not material and that stockholder agreements like those in favor of the Premier Merger be executed in favor of CXP by the same stockholders. The Company is obligated to use its reasonable best efforts and take all actions within its control to cause such conditions to be satisfied.

   The Board of Directors has unanimously approved both the Premier Merger and the CXP Agreement. In connection with the Premier Merger, the Company will file a proxy statement with the Securities and Exchange Commission.

   The foregoing description of the Premier Merger Agreement, the Stockholder Agreements and the CXP Agreement is qualified in its entirety by reference to the full text of such agreements, copies of which are either filed as exhibits to this Report or incorporated by reference in this description.

General

   Founded in 1961, Republic Group Incorporated is an integrated manufacturer and distributor of recycled paperboard and gypsum wallboard. The Company operates a large gypsum wallboard plant at Duke, Oklahoma. The Company estimates its share of the U. S. gypsum wallboard market is between 2% to 3%. Management believes the Company is one of the leading producers in the U. S. of certain grades of recycled paperboard sold to manufacturers of consumer and industrial paperboard products. The Company produces paperboard primarily used in the manufacture of tubes, cans, cores, spools, drums, partitions, puzzles and games as well as gypsum-grade recycled paperboard sold primarily to independent gypsum wallboard producers. In addition, the Company sells reclaimed paper fiber for use in its recycled paperboard business, as well as for sale to third parties. Republic sells its products to customers located in 44 states. In addition to the Duke, Oklahoma gypsum wallboard plant, the Company has recycled paperboard mills at Commerce City, Colorado; Hutchinson, Kansas; Lawton, Oklahoma and Halltown, West Virginia. During fiscal 2000, the Company completed construction and commenced commercial operations at the Lawton mill. Also, the Company operates paper fiber recycling centers at Denver, Colorado; Topeka, Kansas and Kansas City, Missouri. The Company had net sales and net income of $190,510,000 and $2,761,000, respectively, in fiscal 2000. Before intercompany eliminations, the Company's recycled paperboard (which includes reclaimed paper fiber) and gypsum wallboard businesses accounted for approximately 47% and 53%, respectively, of Republic's total net sales during fiscal 2000.

   The following table summarizes the Company's businesses:

                                                                                         Percent of
                                                                                         Fiscal 2000
                                                                                        Consolidated
     Business             Product       End-Use Market           Site(s)                  Net Sales
-------------------  ----------------  ----------------  ------------------------     ----------------
                                                                                         (including
                                                                                        intercompany)
Recycled Paperboard  Gypsum-grade      Internal             Commerce City, Colorado;         14%
                     recycled          (approximately       Hutchinson, Kansas;
                     paperboard        9% of fiscal         Lawton, Oklahoma
                                       2000 recycled
                                       paperboard net
                                       sales) and
                                       third-party use
                                       in the
                                       manufacture of
                                       gypsum wallboard

                     Recycled          Sale to              Commerce City, Colorado;         27%
                     paperboard rolls  manufacturers of     Hutchinson, Kansas;
                     and sheets        paperboard           Halltown, West Virginia;
                                       tubes, cans,         Lawton, Oklahoma
                                       cores, spools,
                                       drums,
                                       partitions,
                                       puzzles and
                                       games for sale
                                       to third-parties

                     Reclaimed paper   Internal             Denver, Colorado;                 6%
                     fiber             (approximately       Topeka, Kansas;
                                       64% of fiscal        Kansas City, Missouri
                                       2000 reclaimed
                                       paper fiber net
                                       sales) and
                                       third-party use
                                       in the
                                       manufacture of
                                       recycled
                                       paperboard

Gypsum Wallboard     Gypsum wallboard  Gypsum wallboard     Duke, Oklahoma                   53%
                                       distributors and
                                       residential and
                                       commercial
                                       builders and
                                       remodelers

   Management has implemented a number of important strategic initiatives designed to increase Republic's production capabilities over the last two fiscal years. During fiscal 2000, the Company completed construction of a new recycled paperboard mill at Lawton, Oklahoma and commenced commercial operations in March, 2000. The Company intends to use the Lawton mill primarily for the production of gypsum-grade recycled paperboard with weight and surface characteristics superior to that currently available in the United States. Management believes that the operation of the Lawton mill will position Republic as one of the largest third-party suppliers of gypsum-grade recycled paperboard in North America. The Lawton mill is expected to increase its production rate gradually through the remainder of fiscal year 2001 to the annual design capacity of approximately 220,000 tons, which will approximately double Republic's recycled paperboard capacity. During the last half of fiscal 2001, the Company intends to sell approximately 40% to 50% of the Lawton mill's output pursuant to a long-term supply agreement (the "Hardie Agreement") with James Hardie Gypsum, Inc. ("Hardie"), to use approximately 20% to 25% of the Lawton mill's output to source its own gypsum wallboard operations and to market the remainder to other gypsum wallboard producers. The Lawton mill cost approximately $179,000,000, inclusive of capitalized interest.

   The Company, in late January 1999, completed the second phase of a two-phase expansion of the Duke plant that increased its theoretical capacity from 570 million to 1.2 billion square feet per year. Theoretical design capacity assumes operating at optimum-rated production line speeds over industry standard operating days producing only 1/2 inch gypsum wallboard. Based on the mix of actual products produced, the Company believes its annual practical capacity is approximately 1.0 to 1.1 billion square feet. Although fiscal 2000 production and shipments increased 25% and 23%, respectively, from fiscal 1999 levels, the Duke plant operated at less than practical capacity primarily due to operating inefficiencies and a softer demand for its product during the last half of the fiscal year. The Company expects improvements in production rates and efficiencies during fiscal 2001.

Competitive Strengths

   The Company believes that it has the following competitive strengths:

   Low Cost Production. The Company strives to be a low cost producer and continually seeks to improve efficiency and production rates in order to maximize capacity utilization. As production rates and efficiencies improve at both the Company's expanded Duke plant and newly constructed Lawton mill during its ramp-up phase, management expects total per unit costs at both facilities will decrease significantly due to economies of scale. In addition, management believes that the strategic locations of the Company's facilities provide it with cost advantages, including reduced transportation, warehousing costs and advantageous labor and utility rates.

   Product Line and Geographic Diversification. The Company's growth in the recycled paperboard business has reduced Republic's dependence on the construction and housing industry in which gypsum wallboard is used. Management believes that such diversification has lessened the effect of cyclical housing and construction markets on the Company's overall operations. In addition, the Company produces a number of specialty grades of recycled paperboard that are sold to manufacturers of consumer and industrial paperboard products and used for packaging and other products, thereby reducing its dependence on sales of any one grade. Management believes that the various locations of the Company's facilities reduce its dependence on any single geographic market.

   Well-Integrated Operations. Management believes that the Company's well-integrated operations reduce its dependence on third-parties and its overall production costs. The Duke plant obtains all of its requirements for raw gypsum from quarries operated by the Company and purchases a major portion of its requirements for recycled paperboard from the Company's Lawton mill. The Company's recycled paperboard mills, in turn, purchase more than half of their reclaimed paper fiber needs from the Company's own reclaimed paper fiber operations. The Company also owns and operates a short-line railroad that it uses to transport approximately one-third of its gypsum wallboard to major carriers located 15 miles from the Duke plant for distribution throughout the United States.

   High-Quality Products and Services; Strong Customer Relationships. The Company has adopted quality control standards and procedures, which it regularly reviews and updates. The Company believes that its ability to consistently manufacture high quality products and to provide timely delivery and superior customer service is an important element of the Company's success. As a result of its focus on quality and customer service, the Company believes that it has earned a reputation in the industry as a dependable supplier of products, enabling the Company to develop long-standing customer relationships.

   Management Experience. The Company, which was founded by its current president and chief executive officer in 1961, has assembled a management team with a strong track record and an average of approximately 18 years of service per executive officer. The Company's current management team has successfully diversified product lines, increased sales, strengthened customer and supplier relationships, increased productive capacity and selected and integrated strategic acquisitions, all of which have enhanced the competitive strength of the Company.

Business Strategy

   The Company intends to take advantage of its competitive strengths by pursuing the following business strategy:

   Expand Productive Capabilities. Management believes that the operation of the Lawton mill will position Republic as one of the largest third-party producers of gypsum-grade recycled paperboard in North America. The Company expects the Lawton mill to produce gypsum-grade recycled paperboard that is 20% to 30% lighter, superior in quality and equal in strength characteristics to the gypsum-grade recycled paperboard that is otherwise generally available in the United States. Management believes that being the first producer to bring a technologically-improved gypsum-grade recycled paperboard to market provides Republic with a distinct competitive advantage and increases the ability of the Company to sell its product in new markets. The Company intends to sell approximately 40% to 50% of the Lawton mill's output pursuant to the Hardie Agreement and expects to use an additional 20% to 25% of output to support its gypsum wallboard business. The operation of the Lawton mill has allowed the Company to redeploy some of its existing gypsum-grade paperboard capacity for non-gypsum grade paperboard use, thereby allowing the Company to continue to grow and diversify its recycled paperboard business. The Lawton mill is also capable of producing other consumer and industrial paperboard products, which management believes will help mitigate the impact of any future downturns in the housing and construction industry.

   Management also believes that the ongoing upgrades and expansions to its existing facilities will further enhance and increase the Company's overall productive capacity. The improvements to the existing production line, together with the addition of a second production line at the Duke plant, provides the Company with the capability of producing both specialty products, such as the Company's 54-inch wallboard, and increased volumes of its core products, which management believes will allow Republic to increase its sales to existing customers as well as obtain new customers. The Company is transitioning the Hutchinson mill to other consumer and industrial paperboard products during the ramp-up period of the Lawton mill. In addition, management believes that improvements made at the Commerce City mill will allow the mill to produce a higher quality gypsum-grade paperboard that can be used in conjunction with the output from the Lawton mill.

   Operate as Low Cost Producer and Improve Operating Efficiencies. In order to improve its cost position, Republic expects to continue to identify opportunities for ongoing cost reductions. The Lawton mill is expected to be an efficient high-speed mill with lower than average operating costs as a result of its design specifications. In addition, management expects the production of lighter gypsum-grade paperboard at the Lawton mill to result in freight cost savings as well as reduced drying and delivery costs to gypsum wallboard producers. The expansion at the Duke plant should also provide increased economies of scale. The Company continuously scrutinizes its manufacturing efficiencies and overhead infrastructure to conserve material and energy, reduce set-up time and lower overhead expenses. To this end, the Company continues to identify additional short-term and longer-term cost saving opportunities, including incremental process equipment upgrades.

Company Background and History

   The Company began manufacturing gypsum wallboard at the Duke plant in 1965, and, for the next 18 years, the Company operated almost exclusively as a producer of gypsum wallboard. Then, in 1983, in an effort to diversify and integrate its operations so as to make the Company more resistant to cyclical downturns in the construction industry, the Company purchased the Commerce City mill and the Hutchinson mill; in 1993, the Company began an expansion program to increase the productive capacity of these mills; in 1994, the Company purchased paper fiber recycling centers at Topeka, Kansas and Kansas City, Missouri; in 1995, the Company acquired the Halltown mill; in 1996, the Company opened a paper fiber recycling center at Denver; in 1999, the Company approximately doubled the practical capacity of its gypsum wallboard plant at Duke Oklahoma; and, in 2000, the Company commenced commercial operations at its newly constructed Lawton mill. This shift in strategic focus diversified the Company both geographically and in terms of productive business segments. Moreover, by adding new operations that complement its core gypsum business, the Company has become significantly more vertically integrated. The Company's current operations provide it with access to both a steady supply of quality gypsum-grade recycled paperboard for its gypsum wallboard operations and additional supplies of reclaimed paper fiber for the Company's recycled paperboard mills.

Recycled Paperboard Operations

   Manufacturing. The Company's recycled paperboard manufacturing operations are conducted at the Commerce City mill, the Halltown mill, the Hutchinson mill and the Lawton mill. All of the paperboard products manufactured at the Company's paperboard mills are produced from 100% reclaimed paper fiber and are classified by the industry as recycled paperboard. These recycled paperboard products include the facing paper used in the manufacture of gypsum wallboard and recycled paperboard used by manufacturers of consumer and industrial paperboard products such as tubes, cans, cores, spools, drums, partitions, puzzles and games.

   Recycled paperboard is manufactured at the Company's mills in a continuous process during which reclaimed paper fiber is mixed with water and pulped to separate the individual fibers. The slurry is then applied to a series of rotating wire-covered cylinders or roll formers, not unlike making a sandwich, so that a multi-ply sheet of paper is formed as excess water is drained through a wire mesh type fabric. The multi-ply paper mat is then mechanically pressed, dried, trimmed to size and packaged. The finished product can be packaged either in roll form or in sheets, according to customer specifications.

   In 1998, the Company completed a program to expand and develop its recycled paperboard business which involved the expenditure of approximately $16,000,000 and expanded the productive capacity of the Commerce City mill and the Hutchinson mill by approximately 25% in the aggregate. At June 30, 2000, the rated productive capacity of the Company's four recycled paperboard mills was approximately 433,500 tons per year (after the Lawton mill ramp-up period).

   Raw Materials. The principal raw materials used by the Company's recycled paperboard mills are reclaimed paper fiber, water and chemicals. Reclaimed paper fiber is currently purchased from several sources, including the Company's own paper fiber recycling centers. Management believes that adequate supplies of reclaimed paper fiber will continue to be available from wholesalers located in cities near its recycled paperboard mills and its own paper fiber recycling centers. Since reclaimed paper fiber is a commodity, its cost is subject to fluctuations based on supply and demand. See--Item 7-- Management's Discussion and Analysis of Financial Condition and Results of Operations--Trends and Developments.

   Chemicals, including size, retention aids and bactericides, used by the Company in its recycled paperboard operations are also readily available from several manufacturers at competitive prices. Size is used principally as a water resisting agent or strength enhancer in the production of recycled paperboard. Retention aids are agents used to retain fiber and chemicals in the papermaking process and not to lose them into the waste stream. Bactericides are agents used to control bacteria and other organisms in the papermaking process.

   The manufacture of recycled paperboard involves the use of large volumes of water both in the production process and for cooling purposes. In Colorado and Kansas, where two of the Company's recycled paperboard mills are located, the appropriation of water is regulated by state laws. The Commerce City mill uses water pumped from wells located on, or adjacent to, the Company's property. Most of these wells have been in use for more than 20 years. In connection with the purchase of the Commerce City mill, the Company acquired an approximate 80% interest in certain of these water wells as tenant-in-common with Packaging Corporation of America and the right to use up to approximately 80% of the water produced by the wells. The Company's water rights are subject, however, to the legal rights of prior appropriators of the same water source and to court-decreed limitations on the permitted uses for such water. The Hutchinson mill uses large volumes of water pumped from wells located on owned or controlled property near the mill. The Company is authorized to appropriate water from those wells for beneficial use, subject to vested rights and prior appropriations, under state permits and orders. The Halltown mill uses water from a stream running through the Company's property and has done so for over 100 years. The Company's rights to use the water from the stream are subject to the riparian rights of other property owners in the area. The Lawton mill uses water provided by the City of Lawton, Oklahoma municipal services. The term of the agreement with the City of Lawton, Oklahoma is 15 years with automatic extensions exercised unless the Company notifies the City in writing at least six months prior to the expiration of the term or extended term. Although adequate sources of water have historically been available to all of the Company's recycled paperboard mills, an extended period of general water shortages, legal curtailment of any mill's current water sources or uses, or deterioration of the current quality of water sources could adversely affect that mill's operations and limit its productive capacity.

   Electricity, natural gas and other utilities are available to the plants either at contracted rates or at standard industrial rates in adequate supplies, subject to standard industrial curtailment provisions. Management believes there are adequate supplies of coal available to the Halltown mill on either a contracted or spot basis. The Hutchinson and Halltown mills have the capability to generate approximately 40% to 45% of their electricity for internal use. The amount of electricity generated by each mill is dependent on the input cost of fuel. During periods of natural gas curtailment, the Commerce City mill, the Hutchinson mill and the Lawton mill are equipped to use fuel oil. The Halltown mill can use either coal or fuel oil.

   All of the Company's recycled paperboard mills periodically contract fuel supplies in advance for varying time limits to hedge against fluctuations in the market. The Company has historically been successful at contracting future supplies at favorable rates. However, because natural gas and coal are commodities, there is always the possibility of contracting future requirements at higher prices than actual spot prices.

   Sales, Marketing and Distribution. The recycled paperboard products manufactured by the Company are sold to gypsum wallboard manufacturers and to converters that manufacture composite cans, cores, tubes and other packaging and specialty products. During fiscal 2000, approximately 9% of the recycled paperboard manufactured and shipped by the Company's recycled paperboard mills was consumed by the Company's gypsum wallboard manufacturing operations, approximately another 22% was shipped to other gypsum wallboard manufacturers and the balance was shipped to over 150 different converter customers. When the Hardie Agreement is fully implemented, Hardie is expected to account for a significant percentage of consolidated gross sales. See--Item 1--The Hardie Agreement.

   In fiscal 2000, approximately 64% of the Company's reclaimed paper fiber sales were to the Company's recycled paperboard mills. The balance was sold to external customers. Most customers are located within 600 miles of the particular paper fiber recycling center. The Company's paper fiber recycling centers have the capability to sort and bale reclaimed paper fiber purchased from generators and haulers. In addition, the Company's paper fiber recycling centers act as brokers for certain generators of reclaimed paper fiber by arranging for direct shipments from the generator to the purchaser of the reclaimed fiber.

   Sales of recycled paperboard and reclaimed paper fiber are typically made on credit terms in accordance with normal industry practice. Currently, recycled paperboard production normally occurs after an order is received, and recycled paperboard is not generally produced for general inventory purposes. The backlog of orders for recycled paperboard is usually not significant. Deliveries of recycled paperboard and reclaimed paper fiber are made to customers by common carriers, as well as by rail, and some customers pick up their orders at the Company's facilities.

   Competition. In selling the portion of its production not consumed by its own gypsum wallboard manufacturing operations, the Company competes with approximately eight other manufacturers of gypsum-grade paperboard, six of which have gypsum wallboard manufacturing operations. Substantially all of these competitors have greater financial resources than the Company. During periods of peak demand for gypsum wallboard, the demand for recycled paperboard typically matches or exceeds the productive capacities of the gypsum-grade paperboard producers. During periods of reduced demand for gypsum wallboard, the demand for recycled paperboard falls, and selling prices may decrease. In selling recycled paperboard to the packaging industry, the Company competes with approximately 75 producers, many of whom have substantially greater financial resources than the Company. Management believes that its sales constitute less than approximately 5% of total sales of recycled paperboard nationally.

   Price, quality, personal relationships and timeliness of deliveries are the principal methods of competition among paperboard producers. The locations of the Company's recycled paperboard mills allow the Company to serve a variety of markets, including several gypsum wallboard plants in the midwest, southeast, southwest and western United States. The Halltown mill is within an hour and a half of the metropolitan centers of Baltimore, Maryland and Washington, D.C. The centralized location of the Commerce City mill and the Hutchinson mill does, however, make some of the Company's operations farther from packaging, fiber tube, fiber can and fiber core customers located in or near the population centers of the east and west coasts. Moreover, many of the Company's competitors are more vertically integrated than the Company and produce end-use products utilizing recycled paperboard manufactured from their own recycled paperboard mills.

The Lawton Mill

   The Lawton mill is located in southwestern Oklahoma and commenced commercial operations in March 2000. The Lawton mill is designed to manufacture gypsum-grade recycled paperboard utilizing technologies that have been successfully employed in recycled paperboard mills but that have not yet been entirely incorporated into any gypsum-grade recycled paperboard mills in the United States. These technologies include (i) the use of an advanced paper forming section using the roll-forming process utilizing a hydraulic headbox and a twin wired de-watering system forming a paper sheet which allows for speeds in excess of 2,000 feet per minute, thereby allowing reduced labor costs per ton produced, (ii) an advanced control system, which immediately senses changes in the paper as it is being formed and adjusts the forming section of the paper machine to maintain the uniformity of the paper and also monitors and adjusts the reclaimed paper fiber cleaning process to maintain the quality of this raw material, (iii) modern pressing technology, which permits water removal in a way that provides more uniformity and enhances the properties of the paper,
(iv) dryer felts on all dryer sections, which improve drying efficiency and reduce shrinkage, and (v) an enhanced cleaning and screening process for the reclaimed paper fiber that enhances the strength, surface characteristics and overall surface uniformity of the paperboard.

   The Company expects that the Lawton mill will be able to produce recycled paperboard that is technologically superior to and approximately 20% to 30% lighter than that currently generally available in the United States, but that has equal strength characteristics. The Company believes that being the first to produce higher quality, lower basis-weight recycled paperboard will give it a competitive advantage over other recycled paperboard manufacturers until other mills using similar technology come on-line. The Company is aware of two other competitors that have announced or begun conversions of older, existing paperboard mills that may be able to produce a light weight gypsum-grade paperboard. Because gypsum-grade recycled paperboard generally is sold on the basis of surface area, manufacturing lighter paper potentially translates into higher profit margins per ton for the recycled paperboard manufacturer. Lighter recycled paperboard also reduces drying costs associated with the production of gypsum wallboard and reduces inbound and outbound freight costs for both recycled paperboard and gypsum wallboard. In addition, because the Lawton mill is designed as an efficient, high-speed mill, operating costs are expected to be lower than existing mills now producing recycled paperboard for the wallboard industry. In addition to producing a product which should be more attractive to customers, it is anticipated that the lighter weight, better quality recycled paperboard from the Lawton mill will reduce production and transportation costs at the Company's gypsum wallboard plant at Duke, Oklahoma.

   The Lawton mill is ultimately expected to have the capacity to produce approximately 11 billion square feet, or approximately 220,000 tons, of gypsum-grade recycled paperboard annually. Production from the Lawton mill will be used both internally at the Duke plant and sold externally to other gypsum wallboard manufacturers. With the expansion of the Duke plant, the Company's internal demand for gypsum-grade recycled paperboard is ultimately expected to be approximately 2.25 billion square feet when operating at capacity, or approximately 40,000 to 50,000 tons per year, which represents approximately 20% to 25% of the Lawton mill's capacity. An additional 5.2 billion square feet, or approximately 90,000 to 110,000 tons, or approximately 40% to 50% of the Lawton mill's output, is expected to be purchased by Hardie pursuant to a long-term requirements agreement. Although primarily designed for the production of gypsum-grade recycled paperboard, the Lawton mill is also capable of producing recycled paperboard for other uses. To date, the Lawton mill has produced and sold other, lower margined, paperboard products in addition to gypsum-grade paperboard. During the remainder of fiscal year 2001, the Company plans to produce more gypsum-grade paperboard and less of the other paperboard products as its gypsum wallboard customers shift from their current suppliers when their existing supply agreements expire. The total cost of the Lawton mill was approximately $179,000,000, inclusive of capitalized interest.

The Hardie Agreement

   On May 14, 1998, the Company entered into the Hardie Agreement, pursuant to which the Company has agreed to supply at least approximately 90% of the gypsum-grade recycled paperboard requirements of Hardie's three gypsum wallboard plants with the bulk of such sales beginning in October 2000-January 2001. The Company expects the amount of paperboard supplied to Hardie pursuant to the Hardie Agreement eventually to account for approximately 40% to 50% of the Lawton mill's production. The Duke plant is expected to utilize another approximately 20% to 25% of the Lawton mill's output. There can be no assurance that the Company will be successful in obtaining supply agreements for the remainder of the output of the Lawton mill, and, in that case, the Company would attempt to sell the excess production in the spot market or under other short term arrangements.

   Subject to earlier termination, the current term of the Hardie Agreement will terminate on the later of October 1, 2010 or ten years after the start of commercial production. The Hardie Agreement specifies that commercial production has been achieved when the Lawton mill has produced, for two consecutive months, recycled paperboard meeting the required product specifications in an amount equal to or greater than approximately 30% of the Lawton mill's planned monthly capacity. Under the Hardie Agreement, the Company has agreed to provide to Hardie, and Hardie has agreed to purchase, the following volumes of recycled gypsum-grade paperboard: (i) approximately 7% of the requirements of Hardie's gypsum wallboard plant near Nashville, Arkansas until December 31, 2000; (ii) at least 90% of the requirements of Hardie's gypsum wallboard plant near Nashville, Arkansas beginning January 1, 2001; and
(iii) at least 90% of the requirements of Hardie's gypsum wallboard plants near Las Vegas, Nevada and Seattle, Washington beginning October 1, 2000. Under the Hardie Agreement, the Company will maintain a minimum inventory of 2,000 tons of gypsum-grade recycled paperboard at the Lawton mill as to which Hardie will have priority of shipment.

   Initially, each sale to Hardie will be made at a fixed base price determined at the execution of the Hardie Agreement that is subject to adjustment based on changes in the major variable costs of production of recycled paperboard, including the cost of power, transportation and the primary raw materials, and changes in the purchaser price index for industrial commodities and a reference employment cost index. The Hardie Agreement also contains a "most favored nations" clause requiring the Company to offer Hardie the lowest price that is available from the Company to other third-party purchasers of its recycled paperboard. The "most favored nations" clause requires the Company to offer the same price on an equivalent volume as the volume being sold to the third party at such price, but makes the price applicable to all sales while such third-party pricing remains in effect if the third-party price offered is pursuant to a long-term agreement of more than two years. As a result of the pricing formula, Hardie may be able to make purchases at substantially below market prices if market prices rise faster than the cost of production. Because of the "most favored nations" clause, if the Company were unable to sell its uncommitted production from the Lawton mill to third parties at prices equal to or exceeding the pricing to Hardie, then it either would have to forego such third party sales or lower the selling price to Hardie.

   In addition, the Hardie Agreement is a "requirements" contract, and a termination or reduction of Hardie's production of gypsum wallboard could have a material adverse effect on the Company. If, after October 1, 2004, technology changes make it substantially more economical for Hardie to utilize paperboard of a kind not presently commercially available and that is not contemplated for the Lawton mill, then Hardie and the Company are obligated to negotiate in good faith to include such recycled paperboard within the scope of the Hardie Agreement. However, any failure to reach an agreement on this point could result in a reduction or termination of Hardie's purchases from the Lawton mill, and, as a result, could have a material adverse effect on the Company.

   The Hardie Agreement imposes detailed specifications for the gypsum-grade recycled paperboard sold to Hardie. The Company believes that the production from its Lawton mill will be able to meet such specifications. However, if the Company were unable to produce gypsum-grade recycled paperboard meeting such specifications or achieve satisfactory commercial production by October 1, 2000, then the Company would be obligated to supply Hardie with gypsum-grade recycled paperboard from its other mills or from purchases from third parties or otherwise compensate Hardie for its additional costs in obtaining replacement gypsum-grade recycled paperboard. If Republic is unable to give notice that commercial production has been achieved at the Lawton mill by July 1, 2001, then Hardie may terminate the Hardie Agreement. The inability of the Company to achieve commercial production at the Lawton mill could have a material adverse effect on the Company.

   The Hardie Agreement provides that, during the two year period beginning on the later of October 1, 2005 or the fifth anniversary of commercial production, the parties will negotiate in good faith toward a long-term extension of the agreement past its initial term on mutually acceptable terms.

Gypsum Wallboard Operations

   Manufacturing. The Company's gypsum wallboard manufacturing operations are conducted at the Duke plant near the Company's principal gypsum deposits. The addition of the second production line will ultimately increase the Duke plant's theoretical design capacity from 570 million to 1.2 billion square feet of gypsum wallboard per year. Theoretical design capacity assumes operating at optimum-rated production line speeds over industry standard operating days producing only 1/2-inch gypsum wallboard. Based on the mix of actual products produced, the Company believes its annual practical capacity is approximately
1.0 to 1.1 billion square feet. During fiscal 2000, the Company shipped a record 726 million square feet of gypsum wallboard.

   The Company produces gypsum wallboard by a method common to most gypsum wallboard manufacturers. Initially, crude gypsum is quarried by open-face mining methods and crushed on site. The raw gypsum is hauled to the Duke plant and pulverized. The powdered gypsum is then placed in kettles for a continuous calcining process that converts it into plaster of Paris. The plaster of Paris is cooked and then mixed with chemicals, other raw materials and water to produce a slurry that is placed on the production line between two continuous sheets of recycled paperboard and allowed to harden while in motion. After the slurry hardens between the recycled paperboard, the sheet is cut into appropriate lengths, dried in kilns and packaged for sale. The Company produces gypsum wallboard in standard industry thicknesses and varieties, and also produces 54-inch wallboard, a premium product used in commercial and residential applications with 9-foot ceilings, which management believes is currently produced at only a limited number of manufacturing facilities in the United States.

   Gypsum Supply. The Company owns in fee simple substantially all surface rights and mineral rights to gypsum, gypsite and anhydride with respect to approximately 2,500 acres of land near the Duke plant. Additionally, approximately 740 acres of mineral rights for gypsum, gypsite and anhydride are leased by the Company with an option to lease approximately another 720 acres. The Company estimates that the reserves of these gypsum deposits should be sufficient to supply the Duke plant operating at capacity for approximately 15 years. The land on which the deposits are located is adjacent either to paved or rock-surfaced roads and near a paved state highway which can be used during inclement weather for transporting the raw gypsum to the plant site. In the Company's opinion, other gypsum deposits are located in the immediate area and may be obtained at a reasonable cost. Ordinarily, a four to six-week supply of crushed raw gypsum is maintained at the Duke plant. The Company also owns substantial non-producing gypsum reserves in Nova Scotia, Canada.

   Other Raw Materials, Utilities and Fuel. Other than gypsum, the principal raw material used by the Company in manufacturing gypsum wallboard is recycled paperboard. The primary source of this recycled paperboard is currently the Lawton mill. See--Item 1--Recycled Paperboard Operations.

   Water, electricity and natural gas are also required by the Company's manufacturing process. Water wells located near the Duke plant produce sufficient quantities of water for current and anticipated plant requirements. The Company can establish additional wells if necessary. A 125,000 gallon overhead water storage tank is also situated adjacent to the Duke plant. In addition, the Duke plant can purchase water from the public water supply system of the town of Duke, Oklahoma. Electric power is supplied to the Company at standard industrial rates by a local electric cooperative.

   Sales, Marketing and Distribution. In 2000, approximately 63% of the Company's shipments of gypsum wallboard products went to customers located in its primary historical markets of Texas, Oklahoma, Colorado and Kansas. The remaining 37% of shipments went to customers in other states, with an emphasis on the midwestern and southeastern regions of the United States.

   Gypsum wallboard is sold directly to building materials dealers and, in areas where custom of the trade dictates, to contractors and applicators. The Company did not have a gypsum wallboard customer which accounted for more than 5% of the Company's consolidated sales in 2000. Sales representatives, working in separate territories, market gypsum wallboard for the Company. Most of these sales representatives have significant experience in the building materials industry.

   Sales are made on credit terms allowing a cash discount for prompt payment in accordance with normal industry practice. Typically, orders are filled upon receipt. The Company produces to inventory, but balances inventories with orders. The backlog of orders for the Company's gypsum wallboard generally is not significant.

   The Company utilizes contract and common carriers with dedicated tractors and trailers to meet the majority of the Company's trucking delivery requirements. The Company supplements the services provided by these dedicated carriers with other common carriers. The Company's strategy has enabled the Company to ship economically without affecting the timeliness of deliveries. Additionally, the Company ships approximately one-third of its product by rail. Rail shipments are facilitated by the Company's subsidiary, the Hollis & Eastern Railroad Company, a short-line railroad that connects the Duke plant with major rail lines located 15 miles away, thus enabling the Company to ship to distant markets economically. The Company also owns 155 railcars that operate in, and are dispatched through, the national rail system. The Company receives car hire revenues from its railcars.

   The Company also ships gypsum wallboard by rail to public warehouses located strategically throughout the country. During late fiscal 2000, the Company added four new warehouse locations and now utilizes a total of six. The warehouses unload and store the gypsum wallboard until the Company instructs them to arrange deliveries by truck to customers located in the region surrounding the warehouses. Freight cost savings can be achieved to many destinations in this manner because the majority of the shipping distance is by rail which, at these distances, is typically cheaper than truck delivery.

   Competition. Each of the products sold by the Company competes with several different brands of the same product and with different products designed for the same purposes. Very little differentiation currently exists between the gypsum wallboard produced by the Company and its competitors. However, the lower weight and the enhanced technical characteristics of the recycled paperboard produced by the Company's Lawton mill for gypsum wallboard manufacturers should give the Company's own gypsum wallboard plant and those producers which utilize the Company's paperboard a competitive advantage. The Company also believes that price, personal relationships with customers, quality and timeliness of deliveries will continue to be important methods of differentiating itself from the competition.

   There are approximately 10 manufacturers of gypsum wallboard in the United States, many of which have significantly greater financial resources than the Company. Three of these companies, Georgia-Pacific, National and USG, sell, in the aggregate, an estimated 75% of the wallboard in the United States. The Company believes that presently its sales represent approximately 2% to 3% of the total gypsum wallboard sold nationally and approximately 8% to 10% of the total gypsum wallboard sold in its primary historical markets.

   In addition to the Company's expansion of the Duke plant, nearly all gypsum wallboard manufacturers in the United States have added or have announced additional capacity to their gypsum wallboard operations. This increase in capacity is through both expansions of existing facilities and new construction. The Company believes this could have a material adverse effect on gypsum wallboard shipments and selling prices from the Duke plant.

   Larger, multiple-plant gypsum wallboard manufacturers often have a competitive advantage over the Company in markets outside the Company's primary markets because of the strategic location of their plants as well as other cost efficiencies, such as the ability to spread fixed costs over several plants and freight costs. See Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations--Gypsum Wallboard.

Employees and Employee Relations

   The Company employs approximately 1,020 people. Approximately 630 are covered by collective bargaining agreements with four labor unions. The expirations of current collective bargaining agreements range from 2002 to 2004. The Company believes that its relations with employees are satisfactory.

Environmental Regulation

   The Company's operations are subject to various federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the storage, handling and disposal of wastes, the remediation of contaminated soil and groundwater and the health and safety of employees. The nature of the Company's operations, which include quarrying gypsum by open-face mining methods and the manufacture of recycled paperboard, which involves the discharge of large volumes of waste water and solid waste, expose it to the risk of liability or claims with respect to environmental and worker health and safety matters. The Company believes that it is in material compliance with applicable federal, state and local environmental laws and regulations governing its operations.

   A number of the Company's facilities have a history of industrial use. Under certain environmental laws a current or previous owner or operator of property, or the generator of wastes disposed of offsite, may be jointly and severally liable for site cleanup costs, regardless of fault. Responsible parties may also be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with the Company's preparation for a warehouse addition to the Commerce City mill, the Company discovered and has been investigating the presence of subsurface petroleum hydrocarbons. The Company retained an environmental consultant who concluded that fuel oil, jet fuel, and gasoline additives had migrated in the subsurface of the Company's property from an adjacent property. The Company has conducted its own investigations and the adjacent property owners have conducted their own investigations. Also, the Company and the adjacent owners have jointly sponsored investigations. As a result of the most recent jointly sponsored investigation, the Company again substantially verified the results obtained in earlier investigations. Additionally, the investigation uncovered newly discovered environmental conditions that appear to stem from underground storage tank use on the Company's property. The Company notified the Oil Inspection Section of the Colorado Department of Labor and Employment of the most recent results. The Company and a former owner of the Commerce City paper mill have entered into a participation agreement to respond to those conditions that appear to stem from historical underground storage tank use. Under the participation agreement, Republic and the former owner will share costs associated with the underground storage tanks including studies and remediation, if any, 25% and 75%, respectively. At this time, the Company has not ascertained the future liability, if any, of the above matters. Environmental expenditures directly related to these matters were not material for the last three fiscal years.

   Management believes that compliance with environmental laws and regulations is a cost of manufacturing that has widespread applicability to the members of the industries in which the Company is competing. Historically, the Company has not incurred material costs or penalties with respect to the remediation of environmental problems, however, the discovery of new facts and future events, including changes in the law, unknown practices by prior owners and spills by neighboring facilities, could result in material environmental problems, and there can be no assurance that such matters will not adversely affect the Company in the future.

Item 2. Properties.

   The Company operates a gypsum wallboard manufacturing plant located at Duke, Oklahoma, four recycled paperboard mills located at Commerce City, Colorado; Hutchinson, Kansas; Lawton, Oklahoma and Halltown, West Virginia and three reclaimed paper recycling centers located at Kansas City, Missouri; Topeka, Kansas and Denver, Colorado. In addition, the Company owns an office building at Hutchinson, Kansas, in which its corporate offices are located and leases office space at Irving, Texas, for its Chairman. The Company considers all of its properties, together with the related machinery and equipment contained therein, to be well maintained, suitable and adequate for their intended purpose and adequately utilized within reasonable limits. The following table sets forth certain information with respect to such significant properties.

                                   PROPERTIES

   The Company's principal properties are shown below.

                              Nature of         Date   Company's    Approx.       Annual Productive
       Location               Business        Acquired Interest   No. of Acres         Capacity         Type Construction
       --------         --------------------- -------- --------- -------------- ----------------------  ------------------
30th Avenue             Corporate office        1992     Owned                3                    --   Open span,
 Hutchinson, Kansas                                                                                     steel and concrete
Greenway Drive          Chairman's office       1993    Leased              --                     --   Open span,
 Irving, Texas                                                                                          steel and concrete
Highway 62              Manufacture gypsum      1964    Owned/        197 plant 1.2 billion sq. ft. (1) Open span,
 Duke, Oklahoma         wallboard                       Leased       site; 2500                         steel
                                                                     owned, 740
                                                                  leased gypsum
                                                                    deposits (1)
Baddeck, Nova Scotia    Gypsum deposit          1971     Owned              492          Non-producing  --
                                                                                              Reserves
Halstead and Sherman    Manufacture recycled    1983     Owned    29 plant site         91,000 tons (2) Open span,
 Hutchinson, Kansas     paperboard                               40 other sites                         steel and concrete
Brighton Boulevard      Manufacture recycled    1983     Owned                9         52,500 tons (2) Open span,
 Commerce City,         paperboard                                                                      steel and concrete
 Colorado
Main Street             Reclaimed paper fiber   1994     Owned                2         30,000 tons (3) Open span,
 Kansas City, Missouri                                                                                  brick and concrete
Adams Street            Reclaimed paper fiber   1994     Owned              1/2         15,000 tons (3) Open span,
 Topeka, Kansas                                                                                         steel and concrete
Ironton Street          Reclaimed paper fiber   1995     Owned              1.7         10,000 tons (3) Open span,
 Denver, Colorado                                                                                       steel and concrete
Old Route 340           Manufacture recycled    1995     Owned               48         70,000 tons (2) Open span,
 Halltown, West         paperboard                                                                      steel, concrete,
 Virginia                                                                                               and concrete block
Lee Boulevard           Manufacture recycled    1998     Owned               69        220,000 tons (4) Open span,
 Lawton, Oklahoma       paperboard                                                                      steel, concrete,
                                                                                                        and concrete block

--------
(1) Based on theoretical capacity operating at optimum-rated production line speeds 6 2/3 days per week, 24 hours per day producing only 1/2-inch gypsum wallboard. See Item 1--Business--Gypsum Wallboard Operations--Manufacturing and Gypsum Supply.
(2) Estimated capacity during current fiscal year, based on 350 production days, 24 hours per day.
(3) Based on a one or two shift operation, 6 days per week.
(4) The Company expects to increase the production rate gradually to the annual design capacity during the remainder of fiscal year 2001.

Item 3. Legal Proceedings.

   In November 1999, a former management employee of the Company's Halltown, West Virginia recycled paperboard mill filed a civil action lawsuit in the Circuit Court of Jefferson County West Virginia naming Republic Group Incorporated, Republic Paperboard Company of West Virginia, d/b/a Halltown Paperboard Company, and three others as defendants. The plaintiff alleges a work related disability, retaliation, conspiracy and discrimination and is seeking compensatory and punitive damages in an unspecified amount. The Company is contesting the allegations and believes it has valid defenses against the claim. This lawsuit is in its early stages and, at this time, the Court has scheduled a jury trial for January, 2001. The Company has not ascertained the future liability, if any, of the above matter.

   Other than as set forth above, there are no material pending legal proceedings involving the Company, other than ordinary routine litigation incidental to the business of the Company.

Item 4. Submission of Matters to a Vote of Security Holders.

   No matters were submitted to a vote of stockholders of the Company during the fourth quarter of fiscal year 2000.

Item 4A. Executive Officers of the Registrant.

   The following table sets forth certain information concerning the executive officers of the Company. All of the officers, except Lon D. Lewis, James A. Nelson, David P. Simpson and Michael W. Dirks, have been employed by the Company during the past five years. Each officer has continually served as an officer of the Company from the time he or she first became an officer. All officers were elected by the Board of Directors of the Company to serve until the next annual meeting of the Board of Directors. Phil Simpson and David P. Simpson are father and son, respectively.

Name                  Position with the Company      Age First Became an Officer
----                  -------------------------      --- -----------------------
Phil Simpson      Chairman of the Board, President    65          1961
                  Chief Executive Officer and
                  Director
Doyle R. Ramsey   Executive Vice President and        49          1992
                  Chief Financial Officer
David P. Simpson  Executive Vice President-           39          2000
                  Paperboard and Director
Geary D. Cribbs   Senior Vice President               57          1992
Todd T. Brown     Vice President                      46          1992
Susan G. Hall     Vice President                      54          1993
James M. Britz    Vice President                      49          1994
Janey L. Rife     Vice President, Secretary and       55          1995
                  Treasurer
Lon D. Lewis      Vice President                      56          1996
James A. Nelson   Vice President                      50          2000
Michael W. Dirks  Vice President and Principal        38          1998
                  Accounting Officer

   Phil Simpson has been Chairman of the Board of Directors, President and Chief Executive Officer for more than five years.

   Doyle R. Ramsey was elected Executive Vice President in August 1998 and continues to hold the position of Chief Financial Officer. Mr. Ramsey has overall responsibility for finance, treasury, credit and human resources. From 1998 to 2000, in addition to his financial duties as CFO, his responsibilities included the Company's recycled paperboard segment. Prior thereto, he served as Vice President-Finance and Chief Financial Officer from 1992 to 1998.

   David P. Simpson was elected Executive Vice President-Paperboard and to the Company's Board of Directors in April 2000. He joined Republic in 1998 as Manager of Mill Operations. Prior to joining the Company, he served as a director of the Company from 1994 to 1998. He held positions as President of Simpson Publishing Company and Manager of Avinger Timber Company prior to joining Republic.

   Geary D. Cribbs was elected Senior Vice President in March 1998. He is responsible for the Company's gypsum wallboard operations. Prior thereto, Mr. Cribbs served as Vice President from 1992 to 1998, and as General Manager of the Company's gypsum wallboard operations at Duke, Oklahoma.

   Todd T. Brown was elected Vice President in September 1992. He is responsible for gypsum-grade paperboard sales and operations, primarily at the Lawton and Commerce City mills.

   Susan G. Hall was elected Vice President in October 1993. She is responsible for gypsum sales.

   James M. Britz was elected Vice President in August 1994. He is responsible for safety and human resource functions of the Company. He served as Director of Environmental, Safety and Health, and Human Resources from February 1993 to August 1994.

   Janey L. Rife was elected Vice President in August 1998. She has served as Treasurer and Secretary since May 1993.

   Lon D. Lewis was elected Vice President in September 1996. He is responsible for diversified paperboard product sales and operations, primarily at the Hutchinson and Halltown mills. Prior to his current responsibilities, he was responsible for recycled paperboard sales and the Company's recovered fiber operations. He served as Director of Engineering from March 1996 to October 1996. Prior thereto, he held various management positions with Simkins Industries Inc. and Jefferson Smurfit Corporation.

   James A. Nelson was elected Vice President in June 2000. He is responsible for engineering, environmental services and capital expenditure programs for the Company. Mr. Nelson joined the Company in 1997 as Director of Engineering and directed construction at the Lawton mill. Prior to joining Republic, Mr. Nelson held a wide variety of positions with Fluor Daniel Inc., Marathon Engineers/Architects/Planners and Weyerhauser Company.

   Michael W. Dirks was elected Vice President and Principal Accounting Officer in August 1998. He has overall responsibility for accounting and management information services. Since 1991 Mr. Dirks has held the positions of Mill Controller, Corporate Accounting Manager, Special Projects Manager, and Manager of Internal Audit and Management Information Services. From May 1995 to December 1996, Mr. Dirks was employed by a public accounting and consulting firm.

                                    PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

                      PER SHARE MARKET PRICE AND DIVIDENDS

                              YEARS ENDED JUNE 30

                                          2000                    1999
                                 ----------------------- -----------------------
                                  Price Range             Price Range
                                 ------------- Dividends ------------- Dividends
                                  High   Low     Paid     High   Low     Paid
                                 ------ ------ --------- ------ ------ ---------
First quarter................... $19.75 $13.75   $0.09   $20.88 $13.25   $0.09
Second quarter..................  18.50  13.25    0.09    20.94  13.00    0.09
Third quarter...................  16.25  10.31    0.09    21.25  12.88    0.09
Fourth quarter..................  12.00   7.69    0.09    19.75  14.69    0.09
                                                 -----                   -----
                                                 $0.36                   $0.36
                                                 =====                   =====

   Republic Group Incorporated common stock is traded on the New York Stock Exchange under the symbol "RGC". At September 21, 2000, the number of stockholders of record was approximately 880.

   Pursuant to the Premier Merger Agreement, the Company is required to suspend dividend payments to its stockholders.

Item 6. Selected Financial Data.

                                FINANCIAL REVIEW

             In thousands, except per share, ratio and percent data

                                2000      1999      1998      1997      1996
                              --------  --------  --------  --------  --------
Net sales...................  $190,510  $137,942  $128,285  $123,697  $117,902
Income before income taxes
 (5)........................     4,603    24,940    28,182    31,141    23,974
Net income (5)..............     2,761    15,232    17,799    19,663    14,912
Total capital employed (1)..   324,785   243,307   110,214    88,289    96,716
Stockholders' equity, at
 year-end...................   102,912   104,015    92,179    77,845    62,664
Total assets................   349,163   268,168   125,475   100,400   106,124
Interest-bearing debt
 (including current
 portion)...................   200,000   125,000     5,950       --     24,840
PER SHARE DATA
Basic earnings per share
 (4)........................  $   0.23  $   1.29  $   1.52  $   1.68  $   1.28
Diluted earnings per share
 (4)........................      0.23      1.29      1.51      1.67      1.27
Common dividends (4)........     0.360     0.360     0.360     0.344     0.259
Stockholders' equity, at
 year-end (4)...............      8.68      8.78      7.81      6.60      5.34
RATIO AND PERCENT DATA
Net operating profit after-
 tax as a percent of net
 sales (2)..................         3%       13%       14%       17%       13%
Return on average capital
 employed (percent) (2).....         3        16        21        20        19
Return on average
 stockholders' equity
 (percent) (3)..............         3        16        21        28        26
Interest-bearing debt as a
 percent of total capital
 employed...................        62        51         5       --         26
Ratio of current assets to
 current liabilities........       2.0       1.5       1.7       2.1       2.8
Ratio of year-end market
 value per common share to
 diluted earnings per share
 (4)........................      39.1      14.0      13.9      12.1      10.2
Ratio of average market
 value per share to average
 book value per share (4)...       1.6       2.0       2.7       2.5       2.4
Basic weighted-average
 shares outstanding (4).....    11,825    11,771    11,705    11,698    11,640
Diluted weighted-average
 shares outstanding (4).....    11,852    11,851    11,798    11,795    11,736

--------
     Notes:
(1) Total capital employed is equivalent to total assets less noninterest-bearing current liabilities.
(2) Net operating profit after-tax is equivalent to operating profit reduced by taxes computed using federal statutory tax rates. Return on average capital employed relates net operating profit after-tax to average total capital employed. Construction in progress assets related to the expansion of the Duke, Oklahoma gypsum wallboard plant and the construction of the Lawton, Oklahoma paperboard mill began in fiscal year 1997. These assets, along with excess cash associated with the financing of these projects (defined as cash, cash equivalents and investments exceeding $2,000,000) were not included in total capital employed until those assets were placed in service, as they would distort period-to-period comparisons. Substantially all of the assets related to the Duke plant expansion and the Lawton mill construction were placed in service during the December 1998 and March 2000 quarters, respectively.
(3) Return on average stockholders' equity is net income divided by average stockholders' equity employed during the year.
(4) All references to share amounts, per share amounts, and stock prices reflect a 10% stock dividend distributed in March 1997.
(5) During fiscal year 2000, the Company wrote down the assets of the Halltown, West Virginia recycled paperboard mill. The Company incurred a non-cash charge of approximately $16,724,000 or $10,034,000 after taxes. Additionally, pre-operating costs associated with the start up of the Lawton mill in fiscal years 1999 and 2000 were $1,123,000 and $2,679,000, respectively.

Item 7. Management's Discussion And Analysis of Financial Condition And Results of Operations.

Overview

   Republic Group Incorporated is an integrated manufacturer and distributor of gypsum wallboard and recycled paperboard and also collects, processes and markets reclaimed paper fiber. The Company's operations are split into two operating segments: (i) recycled paperboard operations, which includes its reclaimed paper fiber operations, and (ii) gypsum wallboard operations. Before intercompany eliminations, the Company's recycled paperboard and gypsum wallboard businesses accounted for approximately 47% and 53%, respectively, of Republic's total net sales in fiscal 2000.

   During fiscal 2000, the Company's gypsum wallboard business segment received approximately half of its recycled paperboard requirements (approximately 9% of total recycled paperboard shipments) from its own internal recycled paperboard mills. Historically, the Company's Hutchinson and Commerce City mills have supplied substantially all of the Company's gypsum-grade recycled paperboard requirements for the Duke gypsum wallboard plant. In fiscal 2000, the demand for gypsum-grade recycled paperboard was very strong and the Company elected to sell more of this grade to other outside gypsum wallboard manufacturers. Additionally, in anticipation of the commencement of the Lawton mill's beginning commercial operations during fiscal 2000, the Company began transitioning approximately one-third of the Hutchinson mill's production from gypsum-grade paperboard to other paperboard products. These events made it necessary for the Duke plant to purchase a larger portion of its gypsum-grade paperboard needs from external suppliers. With commercial operations commencing at the Company's Lawton mill in March 2000, the Company expects substantially all of the requirements for gypsum-grade paperboard for the Company's gypsum wallboard operations will be supplied internally during fiscal 2001. In fiscal 2000, the Company's recycled paperboard operations purchased approximately 70% of its requirements for reclaimed paper fiber from the Company's paper recycling operations and the remainder from many non-affiliated suppliers. The Company does enter into long-term contracts with its reclaimed paper suppliers for a portion of its requirements, however, the majority is purchased month to month under long-standing relationships. The Company believes that its sales of recycled paperboard and reclaimed paper fiber to third parties at market prices partially hedge against increased costs of these products incurred by the Company's gypsum wallboard and recycled paperboard operations, respectively.

   In 1997, the Company began a strategic initiative to effectively double the productive capacity of both of its operating segments. The Company's gypsum wallboard segment has experienced strong results in the last several years as a result of the strong demand for gypsum wallboard, primarily attributable to the strength of the economy in general and the construction industry in particular. During fiscal 1999, the Company completed an expansion project at its Duke gypsum wallboard plant that increased its productive theoretical design capacity from 570 million to 1.2 billion square feet annually. Theoretical design capacity assumes operating at optimum-rated production line speeds over industry standard operating days producing only 1/2-inch gypsum wallboard. Depending on the mix of actual products produced, the Company believes its annual practical capacity is approximately 1.0 to 1.1 billion square feet. In fiscal 2000, production and shipments increased 25% and 23%, respectively, from fiscal 1999 levels; however, the Duke plant operated at approximately 70% of practical capacity primarily due to operating inefficiencies and weaker demand in the last half of the fiscal year. The Company is continuing to experience weakening demand and a softening of prices for its gypsum wallboard products. The Company believes production improvements can be obtained during fiscal 2001 with additional training and minimal capital investment.

   In March 2000, the Company commenced commercial operations at its newly constructed recycled paperboard mill at Lawton, Oklahoma. The Lawton mill will produce primarily light-weight gypsum-grade paperboard. Management believes that the operation of the Lawton mill will position Republic as one of the largest third-party suppliers of gypsum-grade recycled paperboard in North America. The addition of the Lawton mill approximately doubled the Company's recycled paperboard capacity. The Company intends to sell approximately 40% to 50% of the Lawton mill's output pursuant to a long-term supply agreement with James Hardie Gypsum, Inc. and to use approximately 20% to 25% of the Lawton mill's output to source its own gypsum wallboard operations at Duke, Oklahoma. The Company has signed gypsum-grade paperboard supply agreements with two other gypsum wallboard manufacturers. The cost of the Lawton mill totaled approximately $179,000,000, inclusive of capitalized interest.

   The Company's revenues have increased significantly since 1994. In 1994, the Company purchased reclaimed paper fiber operations at Kansas City, Missouri and Topeka, Kansas. These two facilities provide the Hutchinson, Kansas and the Lawton, Oklahoma recycled paperboard mills with a portion of their reclaimed paper fiber needs along with sales to non-affiliated customers. In 1995, the Company purchased a 100% recycled paperboard mill at Halltown, West Virginia giving the Company a presence in the East Coast region. The Company, in early fiscal 1996, began operations at a paper fiber recycling center at Denver, Colorado with a portion of its shipments used to supply the Commerce City, Colorado recycled paperboard mill. In 1998, the Company completed a five-year plan to increase its productive capacity of the Commerce City and Hutchinson mills by 25%. In fiscal 1999, the Company added a second production line at its Duke gypsum wallboard plant that approximately doubled its capacity. In March 2000, the Company commenced commercial operations at its newly constructed Lawton, Oklahoma 100% recycled paperboard mill that will primarily produce gypsum-grade paperboard. As of June 30, 2000, the rated annual capacity of the Company's four recycled paperboard mills was 433,500 tons. The rated capacity includes 220,000 tons at the Lawton mill. The Company expects the Lawton mill will reach its productive capacity levels, after the start-up phase, during fiscal year 2001.

Presentation of Financial Information

   In the following discussion of the Company's results of operations, segment results are presented prior to intercompany eliminations. Sales of recycled paperboard to the Duke plant are accounted for as sales by the recycled paperboard segment and included in cost of sales by the gypsum wallboard segment. These intersegment sales during fiscal years 2000, 1999 and 1998 accounted for approximately 9%, 14%, and 13%, respectively, of the recycled paperboard segment's net sales. Unless otherwise stated, sales of reclaimed paper fiber within the recycled paperboard segment are eliminated in determining recycled paperboard segment results of operations. The Company believes that its intercompany sales approximate prevailing market prices. In determining operating profits for each segment, corporate general and administrative expenses have not been allocated to that segment.

Fiscal 2000 Compared to Fiscal 1999

   General. In fiscal 2000, the Company recorded record net sales of $190,510,000, a 38% increase from the $137,942,000 posted in fiscal 1999. The increase in fiscal 2000 was principally the result of a 23% increase in gypsum wallboard shipments, a 16% increase in selling prices of gypsum wallboard and commencement of commercial operations at the Lawton mill in March 2000.

   Financial results in fiscal 2000 were adversely affected by a non-cash impairment charge associated with a write-down of the assets at the Company's Halltown recycled paperboard mill due to poor operating results and continued weakness in East Coast paperboard markets. In June 2000, the Company initiated a process to solicit potential buyers of the Halltown mill and now believes that after the impairment write-down, the carrying value of the mill approximates the fair market value of the facility. The Company incurred an after-tax charge of approximately $10,034,000, or $0.85 per diluted share, in fiscal 2000 due to the impairment. Consolidated operating profits in fiscal 2000 of $26,334,000, excluding the impairment charge, were 2% below the $26,861,000 recorded in fiscal 1999. Selling and administrative expenses as a percent of net sales decreased to 12% in fiscal 2000 from 14% in fiscal 1999 chiefly due to the substantial increase in net sales. Consolidated net income was adversely affected by a $3,125,000 increase in interest expense, net of interest income, in fiscal 2000 from fiscal 1999. The majority of the net interest expense increase was realized in the June 2000 quarter. Prior to commencement of commercial operations at the Lawton mill, the Company capitalized a significant portion of its interest expense as a cost of constructing the mill. Interest expense charges will negatively affect the Company's consolidated net income in future periods.

   As a result of the factors listed above, the Company's net income decreased to $2,761,000 in fiscal 2000 from $15,232,000 in fiscal 1999. Diluted earnings per share decreased in fiscal 2000 to $0.23 per share, down from $1.29 per share in fiscal 1999.

   Recycled Paperboard. Shipments of recycled paperboard increased 15% from 185,793 tons in fiscal 1999 to 213,033 tons in fiscal 2000 largely as a result of commencement of commercial operations at the Lawton mill during March 2000. Additionally, shipments to unaffiliated customers of recovered paper fiber increased to 108,855 tons from 95,161 tons in fiscal 1999, a 14% increase.

   Net sales for the recycled paperboard segment increased 25% to $93,362,000 in fiscal 2000 from $74,474,000 in fiscal 1999 due to the aforementioned increase in shipments, and a 3% and 76% increase in per unit selling prices of recycled paperboard and recovered paper fiber, respectively. The increase in recycled paperboard per unit selling prices was more than offset by a 31% increase in per unit variable cost of sales. A significant portion of the increase was attributable to the cost of reclaimed paper fiber, the principal raw material used in the manufacture of recycled paperboard, and to a lesser extent, higher utility costs at the paperboard facilities and inefficiencies associated with the start-up at the Lawton mill. See--Trends and Developments-- Recycled Paperboard. The segment's operating profits declined from $6,530,000 in fiscal 1999 to an operating loss of $26,380,000 in fiscal 2000. The non-cash impairment charge at the Halltown mill accounted for $16,724,000 of the fiscal 2000 operating loss. In addition to the impairment charge, the Halltown mill posted an operating loss of $5,665,000 in fiscal 2000 compared to an operating loss of $754,000 in fiscal 1999. The Halltown mill has been hindered by softness in the East Coast markets for the products it produces and increased reclaimed paper fiber costs. Shipments from the Halltown mill have declined 6% and 14%, respectively, over the last two fiscal years.

   In addition, fiscal 2000 operating results were unfavorably affected by pre-operating costs of $2,679,000 incurred as a result of the Lawton mill project. Also, the June 2000 quarter was the first full quarter that non-cash depreciation expense was recognized for the Lawton mill. The Company anticipates depreciation charges, related to the construction of the Lawton mill, will total approximately $9,000,000 annually. During the Company's June 2000 quarter, the Lawton mill operated at approximately 60%-65% of capacity. Currently the mill is operating at approximately 70% of capacity. This is in line with the Company's expectations for this stage of the production ramp-up schedule. The Company expects to increase the production rate of the Lawton mill gradually to the design capacity during the remainder of fiscal year 2001. During the June 2000 quarter, the Lawton mill produced and sold other, lower-margined, paperboard products in addition to gypsum-grade paperboard. During fiscal year 2001, the Company plans to produce more gypsum-grade paperboard each quarter and less of the other paperboard products as its gypsum wallboard customers shift from their current suppliers when their existing supply agreements expire.

   Gypsum Wallboard. During fiscal 2000, shipments of gypsum wallboard increased 23% to 725,885 million square feet from 589,894 million square feet in fiscal 1999 due to the expansion of the Duke plant and the strong demand for gypsum wallboard. The increase in shipments and a 16% increase in average selling prices resulted in net sales of the gypsum wallboard segment to increase 44% to $105,566,000 in fiscal 2000 from $73,557,000 in fiscal 1999.
Due to similar factors, operating profits for the segment increased to $44,738,000 in fiscal 2000 from $28,478,000 in fiscal 1999, a 57% improvement.
Operating profits were negatively influenced by a 10% increase in unit operating costs, a majority of which was due to the increase in the cost of gypsum-grade paperboard and, to a lesser extent, higher natural gas prices. See--Trends and Developments--Gypsum Wallboard.

Fiscal 1999 Compared to Fiscal 1998

   General. In fiscal 1999, the Company recorded record net sales of $137,942,000, an 8% increase from the $128,285,000 posted in fiscal 1998. The increase in fiscal 1999 was principally the result of a 4% increase in gypsum wallboard shipments and a 15% increase in selling prices of gypsum wallboard.

   Consolidated operating profits in fiscal 1999 of $26,861,000 approximated the $27,005,000 recorded in fiscal 1998. Selling and administrative expenses as a percent of net sales increased to 14% in fiscal 1999 from 12% in fiscal 1998 mainly due to an increase of management and support staff related to expansion projects at the Duke wallboard plant and the Lawton mill. Consolidated net income was adversely affected by a $2,038,000 increase in interest expense, net of interest income, in fiscal 1999 from fiscal 1998 primarily associated with the $100,000,000 of Senior Subordinated Notes (the "Notes") issued in July 1998. In fiscal 1998, consolidated net income was augmented by $1,000,000 of non-taxable life insurance income from a policy owned by the Company on an executive officer. A shift in state income tax liabilities increased the Company's effective tax rate to 39% in fiscal 1999 from 37% in fiscal 1998. The fiscal 1998 effective tax rate benefited from the aforementioned non-taxable life insurance income.

   Primarily as a result of the factors stated above, the Company's consolidated net income during fiscal 1999 decreased to $15,232,000 from $17,799,000 in fiscal 1998, a decrease of 14%. Diluted earnings per share decreased in fiscal 1999 to $1.29 per share, down from $1.51 in fiscal 1998.

   Recycled Paperboard. Shipments of recycled paperboard decreased 3% from 190,614 tons in fiscal 1998 to 185,793 in fiscal 1999 chiefly as a result of weakness in the East Coast uncoated recycled paperboard markets which adversely affected the sales of certain primary products produced by the Company. The Company was able to increase its overall shipments of recovered paper fiber by 23%. Additionally, shipments to unaffiliated customers of recovered paper fiber increased to 95,161 tons from 78,441 in fiscal 1998, a 21% increase.

   Net sales for the recycled paperboard segment decreased 6% to $74,474,000 in fiscal 1999 from $79,228,000 in fiscal 1998 due to a 3% decrease in recycled paperboard shipments and a 4% decline in per unit net selling prices of recycled paperboard. The decline in per unit net selling prices was partially offset by a 4% decrease in per unit variable cost of sales, principally reclaimed paper fiber. The segment's operating profits declined from $9,658,000 in fiscal 1998 to $6,530,000 in 1999. The reduction in shipments, weakness in East Coast markets, and $1,123,000 of expenses related to the accelerated hiring and training of new employees at the Lawton mill were the primary factors for the decline in the segment's operating profits. Operating margins for the recycled paperboard segment, excluding expenses associated with the Lawton mill, were 10% and 12%, respectively, for fiscal 1999 and fiscal 1998.

   Gypsum Wallboard. During the fourth quarter of fiscal 1999, the Company shipped a record 189 million square feet of gypsum wallboard compared to 137 million square feet in the June 1998 quarter. This was the first full quarter of operations for the expanded Duke plant. Additionally, during fiscal 1999, shipments of gypsum wallboard also increased to a record 590 million square feet from the 566 million square feet shipped in fiscal 1998. This resulted primarily from the expansion project at the Duke plant and the strong demand for gypsum wallboard. The increased shipments and 15% increase in selling prices caused the gypsum wallboard segment net sales to increase to $73,557,000 in fiscal 1999 compared to $59,462,000 in fiscal 1998, a 24% increase. Total per unit costs increased 23% in fiscal 1999 from fiscal 1998. The principal factors affecting the increase in per unit costs were (i) inefficiencies in operating the Duke plant while constructing the second line, (ii) the addition and training of new production and management employees several months in advance of start-up of the second production line, (iii) inefficiencies with a slower than anticipated start-up of the re-configured Duke plant, and (iv) additional depreciation related to the expansion. The increase in shipments and selling prices more than offset the increase in costs. As a result, operating profits increased to $28,478,000 in fiscal 1999 from $24,342,000 in fiscal 1998. Operating margins for the gypsum wallboard segment were 39% in fiscal 1999 compared to 41% in fiscal 1998.

Trends and Developments

   Recycled Paperboard. The primary variable affecting the results of the Company's recycled paperboard segment, other than the aforementioned write-down of the assets of the Company's Halltown mill, has been the cost of reclaimed paper fiber. Because reclaimed paper fiber is a strict commodity influenced by supply and demand, the cost of reclaimed paper fiber can fluctuate significantly in a short period of time. Historically, except for increases of short duration, the Company has generally been able to raise its recycled paperboard selling prices as the cost of reclaimed paper fiber increases, but there is generally a 30 to 90 day time lag for implementation of such selling price increases. As a result, the time lag adversely impacts the operating results of the segment. Conversely, the Company becomes the beneficiary of slowly declining selling prices and rapidly declining reclaimed paper fiber costs, resulting in improved operating results for the recycled paperboard segment. Reclaimed paper fiber costs represented approximately 29%, 23% and 30%, respectively, of the total operating costs for the recycled paperboard mills in fiscal 2000, fiscal 1999 and fiscal 1998. Reclaimed paper fiber costs rose sharply during the first quarter of fiscal 1998, but gradually declined during the remainder of the fiscal year. As the Company began to increase net selling prices during the first half of 1998, the cost of reclaimed paper fiber started to decline thus not allowing the implementation of a general price increase. As a result, in fiscal 1998, the recycled paperboard segments operating margin decreased to 12%. In fiscal 1999, reclaimed paper fiber costs declined or remained steady during most of the year, but then began increasing during the fourth quarter. In May of 1999, the quoted price of old corrugated containers ("OCC"), the principal grade of reclaimed paper fiber used by the Company, was approximately $40 per ton. Throughout fiscal 2000 the price of OCC steadily increased reaching $115 per ton by May 2000. Other grades of reclaimed paper fiber used by the Company also increased significantly. The Company was able to modestly increase selling prices on certain grades of recycled paperboard to mitigate some of the increase in reclaimed paper fiber. However, the paper margin for the Company's recycled paperboard mills, the difference between net selling prices and the cost of reclaimed paper fiber, declined 14%, or approximately $42 per ton, in fiscal 2000. Since June 2000, reclaimed paper fiber costs have declined, which should help improve future operating results at the Company's recycled paperboard mills.

   Another significant cost in the manufacture of recycled paperboard is fuel, or more specifically, natural gas. The cost of natural gas increased significantly during the last half of fiscal year 2000, and at this time, the trend is continuing. All of the Company's recycled paperboard mills periodically contract fuel supplies in advance for varying time limits to hedge against fluctuations in the cost of fuel. The Company has historically been successful at contracting future supplies at favorable rates. At the current time, the recycled paperboard mills do not have significant amounts of a natural gas supply under contract and are purchasing most of the supply at spot market prices. Until these prices recede, the Company's recycled paperboard operating results will continue to be adversely impacted.

   The Company is aware of one other competitor that is in the process of converting an existing paperboard mill to produce gypsum-grade paperboard. Production at that mill is anticipated to begin by the end of calendar year 2000. Another competitor has announced plans to convert an existing paperboard mill that will primarily produce gypsum-grade paperboard for its own use. Production at that mill is anticipated to begin by the end of calendar year 2001. This new capacity could have a material adverse effect on the Company's gypsum-grade paperboard business.

   Gypsum Wallboard. The price of and demand for gypsum wallboard depends on the level of new construction, home repair and remodel activity and industry capacity, which in turn, depends on general economic conditions, interest rates and the availability of short and long-term financing. Low interest rates, a strong domestic economy and industry capacity constraints caused demand for gypsum wallboard to be very strong throughout fiscal years 1998 and 1999. Interest rate hikes, a decrease in housing starts and new gypsum wallboard capacity coming on-line during fiscal year 2000 have negatively affected gypsum wallboard demand and selling prices during the last half of the fiscal year. Average selling prices of gypsum wallboard declined approximately 15% during the June 2000 quarter from the December 1999 quarter. Additionally, the Company realized a 9% decrease in shipments during the last six months of fiscal 2000 compared to the first six months of the year. The Company is still experiencing a decrease in demand and a further softening in selling prices.

   In addition to the Company's expansion of the Duke plant, a significant number of gypsum wallboard manufacturers in the United States have added or have announced additional capacity increases either by expansions of existing facilities or new construction. The Company believes the increase in gypsum wallboard capacity could have a material adverse effect on shipments and selling prices of gypsum wallboard.

   The expansion of the Duke plant increased its practical capacity to approximately 1.0 to 1.1 billion square feet annually. Although fiscal 2000 production and shipments increased 25% and 23%, respectively, from fiscal 1999 levels, the Duke plant operated at approximately 70% of practical capacity primarily due to operating inefficiencies and weaker demand during the last half of the fiscal year. The Company believes that these inefficiencies are the primary cause for per unit operating costs increasing 35% from fiscal 1998 costs. The Company expects significant production improvements will be obtained during fiscal 2001. Additionally, gypsum wallboard operating costs in fiscal 2000 were affected by natural gas prices and the cost of gypsum-grade paperboard which were influenced by the cost of reclaimed paper fiber. See-- Trends and Developments--Recycled Paperboard.

Environmental Matters

   In connection with the Company's construction of a warehouse addition to its paperboard mill located at Commerce City, Colorado, a suburb of Denver, the Company discovered and has been investigating the presence of subsurface petroleum hydrocarbons. The Company retained an environmental consultant who concluded that fuel oil, jet fuel and gasoline additives had migrated in the subsurface of the Company's property from an adjacent property. The Company has conducted its own investigations and the adjacent property owners have conducted their own investigations. Also, the Company and the adjacent owners have jointly sponsored investigations. As a result of the most recent jointly sponsored investigation, the Company again substantially verified the results obtained in earlier investigations. Additionally, the investigation uncovered newly discovered environmental conditions that appear to stem from historical underground storage tank use on the Company's property. The Company notified the Oil Inspection Section of the Colorado Department of Labor and Employment of the most recent results. The Company and a former owner of the Commerce City paper mill have entered into a participation agreement to respond to those conditions that appear to stem from historical underground storage tank use. Under the participation agreement, Republic and the former owner will share costs associated with the underground storage tank including studies and remediation, if any, 25% and 75%, respectively. At this time, the Company has not ascertained the future liability, if any, of the above matters. Environmental expenditures directly related to these matters were not material during the last three fiscal years.

   Management believes that compliance with environmental laws and regulations is a cost of manufacturing that has widespread applicability to the members of the industries in which the Company is competing. Historically, the Company has not incurred material costs or penalties with respect to the remediation of environmental problems, however, the discovery of new facts and future events, including changes in the law, unknown practices by prior owners and spills by neighboring facilities, could result in material environmental problems, and there can be no assurance that such matters will not adversely affect the Company's financial condition, results of operations or competitive position in the future.

Effect of Inflation

   Management believes that general inflation has not had a material impact on the Company's net sales or operating income the last three fiscal years. The cost of reclaimed paper fiber, which is the principal raw material component used in the manufacture of recycled paperboard and the cost of natural gas, has both increased and decreased significantly during the past three years. The Company believes these shifts were caused by changes in supply and demand and not general inflation or deflation.

Liquidity and Capital Resources

   The following is a summary of certain financial statistics and balances related to the liquidity and financial condition of the Company for the three fiscal years ended June 30.

                                                      2000     1999     1998
                                                    -------- -------- --------
                                                          (in thousands)
                                                          --------------
Working capital.................................... $ 34,738 $ 13,126 $ 11,024
Current ratio......................................    2.0:1    1.5:1    1.7:1
Cash and cash equivalents plus investments and
 marketable securities............................. $  7,414 $  6,192 $  1,124
Net cash provided by operating activities.......... $ 12,094 $ 29,031 $ 28,299
Additions to property, plant and equipment......... $ 81,674 $135,471 $ 31,191
Dividends paid..................................... $  4,257 $  4,238 $  4,215
Long-term debt..................................... $200,000 $125,000 $  5,950
Total capital employed (total assets less
 noninterest-bearing current liabilities).......... $324,785 $243,307 $110,214

   On July 15, 1998, the Company received proceeds from the sale of $100,000,000 of 9.5% Senior Subordinated Notes (the "Notes") with a maturity date of July 15, 2008. The proceeds from the Notes, along with a credit facility of up to $85,000,000 entered into with a bank syndicate on July 15, 1998 were used primarily to finance the construction of the Lawton mill and for general and corporate purposes, including working capital. On July 15, 1998, the Company used a portion of the proceeds from the sale of the Notes to repay the outstanding principal balance ($5,950,000) of a then existing revolving credit facility along with accrued interest. Upon repayment, the Company terminated the revolving credit facility. Due to the recently expanded scope of the Company's business and increased working capital requirements, the Company signed amendments to the existing credit facility on March 1, 2000 and June 27, 2000, increasing the amount available to $115,000,000.

   Interest payment dates on the Notes are January 15 and July 15, and commenced on January 15, 1999. Each semiannual interest payment is $4,750,000. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2003, at a redemption price of 104.75% which reduces to 100% on or after July 15, 2005. In addition, prior to July 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes with the net cash proceeds received by the Company from one or more public equity offerings, at a redemption price of 109.50%. The Notes include financial and other covenants of the kind generally included in such indebtedness.

   The amended $115,000,000 credit facility includes a $60,000,000 term loan effective March 1, 2000 and a $55,000,000 revolving credit facility. The principal of the term loan is being paid quarterly over four years and commenced on June 1, 2000 with payments of $1,500,000, $7,500,000, $13,500,000,
$19,500,000 and $18,000,000 due during fiscal years 2000, 2001, 2002, 2003 and
2004, respectively. At June 30, 2000, the Company had borrowed $41,500,000 under the revolving credit facility. Borrowings in excess of $40,000,000 are payable on April 2, 2001 and the balance will mature on March 1, 2004. Consequently, the $1,500,000 payable on April 2, 2001 has been reflected as a short-term note payable in the accompanying balance sheet. Availability under the credit facility is not subject to a borrowing base. The borrowings under the credit facility are guaranteed by each of the Company's material subsidiaries and are secured by a mortgage on the Lawton mill, a pledge of stock of the Company's subsidiaries and security interests in substantially all other personal property of the Company and its subsidiaries. During any period that outstanding loans under the credit facility exceed $50,000,000, the lenders may require that other real property and improvements of the Company and its subsidiaries be mortgaged as security for the credit facility. Outstanding principal amounts on the credit facility bear interest at a variable rate equal to, at the election of the Company, (i) LIBOR, plus an agreed margin (ranging from 75 to 225 basis points), which is to be established quarterly based upon the Company's leverage ratio or (ii) the higher of (a) Bank of America corporate prime rate and (b) the sum of 1/2 of 1% plus the federal funds rate, plus, in each case, an agreed margin (ranging from 0 to 100 basis points). Interest payments under the credit facility are payable quarterly. Under the credit facility, the Company is required to adhere to a number of financial and other covenants, including covenants relating to excess cash flow, debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, interest coverage ratio, minimum EBITDA, and limitations on capital expenditures and dividends. The credit facility does not restrict the transfer of funds to the parent by the subsidiaries. The Company had borrowings outstanding of $100,000,000 under the credit facility at June 30, 2000 at a weighted-average interest rate of 9.00%.

   For the year ended June 30, 2000, the Company funded $81,674,000 of additions to property, plant and equipment, $4,257,000 of dividends to shareholders and $417,000 of debt issue costs with $12,094,000 of cash generated from operations and $75,000,000 of borrowings from its bank credit facility. Capital expenditures to complete the Lawton mill were approximately $63,500,000 during fiscal 2000. The Company believes no significant capital expenditures remain related to the Lawton mill or improving efficiencies at the Duke plant. The Company anticipates capital expenditures for all facilities in fiscal 2001 will be reduced to between $4,000,000 and $6,000,000, including capital expenditures at the Lawton mill and Duke plant. As financial conditions improve, the Company may consider other capital projects that could reduce costs or increase productivity. The credit facility imposes limits on the Company's ability to make capital expenditures, but the Company expects that those limits will not prevent it from implementing its capital expenditure program.

   At June 30, 2000, the Company had available for borrowing, $13,500,000 of the $55,000,000 revolving credit facility. Additionally at June 30, 2000, the Company had income tax refunds receivable of $16,945,000 primarily due to the Lawton mill being placed in service in March 2000 and the associated accelerated tax depreciation. For tax purposes, the Lawton depreciation created a net operating loss that allows the Company to have its fiscal 2000 tax estimates refunded and to apply the taxable net loss against prior years taxable income. In late July 2000, the Company had received approximately $10,000,000 of this refund and anticipates receipt of the remaining refunds during fiscal 2001. The Company believes that the remaining portion available under the credit facility, together with cash generated by operations in fiscal 2001, including the income tax refunds, and existing cash balances will be sufficient (i) to fund the capital expenditure requirements identified above,
(ii) to fund the Company's working capital requirements including interest payments, (iii) to meet its debt repayment obligations and (iv) to fund other general and corporate requirements.

   The Company paid cash dividends of $4,257,000, $4,238,000 and $4,215,000 in fiscal 2000, 1999 and 1998 respectively. Quarterly dividends historically have been paid in September, December, March and June. Both the schedule and payment of cash dividends are subject to the approval of the Company's Board of Directors which considers the Company's general financial condition and projected cash flows when approving the level of dividend payment, if any. The credit facility and the Indenture impose limits on the Company's ability to pay dividends. The Premier Merger Agreement requires the Company to suspend dividend payments to its stockholders.

Market Risk Exposure

   The Company is exposed to market risk from changes in interest rates which may adversely affect its financial position, results of operations and cash flows. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposures through its regular operating and financing activities. The Company does not use financial instruments for trading or other speculative purposes and is not a party to any derivative financial instruments. In general, the Company does not engage in hedging of commodities or other contracts that would cause material exposure to market risk relating to commodity prices or foreign currency exchange rates.

   The Company is exposed to interest rate risk primarily through its borrowing activities. At June 30, 2000, the Company had outstanding $100,000,000 of Notes carrying a 9.5% fixed interest rate. This fixed rate obligation does not expose the Company to risk of earnings or cash flow loss due to the changes in market interest rates, however, the fair value of the Notes is sensitive to changes in interest rates. A hypothetical 100 basis point change in interest rates would result in a corresponding change of approximately $5,400,000 in the fair value of the Notes assuming a July 15, 2008 redemption.

   At June 30, 2000, the Company had $100,000,000 of borrowings outstanding under its credit facility under which any outstanding balance bears interest at variable rates. With respect to all borrowings under the credit facility, interest rate changes generally do not affect the fair value thereof, but do impact future earnings and cash flows. A hypothetical 100 basis point change in interest rates would have a $1,000,000 annual impact on the Company's future earnings and cash flows based on the Company's outstanding variable rate borrowings as of June 30, 2000. See--Liquidity and Capital Resources for additional discussion of the terms of the Notes and the credit facility.

Forward-Looking and Other Statements

   Any statements contained in this document, including without limitation statements to the effect that Republic or its management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues" or "estimates," or statements concerning "potential," or "opportunity" or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors should be aware of factors and uncertainties that could have a material, negative impact on the Company's results. These include, but are not limited to, the following:

1. In the recent past, the Company and the industry as a whole have seen, due to supply and demand extremes, severe fluctuations in the cost of reclaimed paper fiber. A rapid rise in the cost of this raw material restricts margins at the Company's recycled paperboard mills. This is due generally to a 30 to 90 day time lag between increased raw material costs and subsequent selling price increases. Additionally, selling price increases may only be achievable if recycled paperboard demand allows industry operating rates to remain at or above historical levels.

2. The Company's recycled paperboard mills and gypsum wallboard manufacturing facilities utilize large amounts of either natural gas or coal. Increases in the prices of either of these two commodities may be detrimental to profit margins. The Company's manufacturing operations are located in areas of the country where natural gas and coal are plentiful. The Company believes, discounting a short-term variation, that over the long-term its fuel costs will at least be comparable to its competitors.

3. The Company is generally aware of other manufacturers constructing or expanding their gypsum wallboard plants or recycled paperboard mills. These plants may compete in the Company's product and market areas which could have a negative impact on the Company's results. See--Trends and Developments.

4. Substitution of other raw materials such as plastics, aluminum or even virgin paperboard for recycled paperboard or other substitutions for gypsum wallboard could affect the Company's future results.

5. The Company believes it has sufficient reserves of gypsum ore but there are still risks associated with mining the ore such as removal costs, quality of ore, and possible future environmental regulations.

6. The impact on the Company due to industry consolidation is unknown.

7. The Company's future results could be affected negatively by unknown consequences of present and future governmental laws and regulations, including those relating to environmental compliance and, as specifically discussed above, concerning environmental matters at the Company's Commerce City, Colorado recycled paperboard mill. See--Environmental Matters.

8. The Company's business segments could be affected by recessionary and expansionary trends in the economy, as well as increases in prevailing interest rates. Specifically, the Company's results can be influenced by the general state of the construction industry, which includes housing starts, commercial construction and the repair and remodel segment of the industry.

9. There is no assurance that the Company will be able to recover its full carrying value after the impairment write-down of the Halltown, West Virginia recycled paperboard mill.

10. The Company's degree of leverage and the restrictions imposed by financial covenants could have a material adverse effect on the Company's ability to service its debt, withstand competitive pressures or adverse economic conditions, make material capital investments or acquisitions, obtain future financing or take advantage of business opportunities that may arise.

11. There is no assurance that the Company's expanded Duke, Oklahoma gypsum wallboard plant and recently constructed Lawton, Oklahoma recycled paperboard mill will meet management's expectations or that the plants will ultimately reach their theoretical design capacities.

12. Although the Company gave Hardie notice on September 15, 2000 that the Lawton mill had achieved commercial production, as defined in the Hardie Agreement, there is no assurance that Hardie will not dispute that commercial production has been attained. If the Company has not achieved commercial production under the Hardie Agreement by October 1, 2000, it may be required to supply Hardie with paper meeting the contract specifications from sources other than the Lawton mill, including from third party producers. The Hardie Agreement provides that if the Company is unable to give notice to Hardie that commercial production has been achieved at the Lawton mill by July 1, 2001, then Hardie may terminate that agreement. In addition, the Premier Merger Agreement includes provisions that if the Company has not delivered the notice of commercial production to Hardie by October 1, 2000, Premier may elect not to close the Premier Merger and, in addition, may terminate the Premier Merger Agreement.

13. The Premier Merger Agreement is subject to a number of other conditions to closing and termination rights of the parties, and there is no assurance that other factors will not result in a failure of the Premier merger to become effective.

14. The Company is obligated under the Premier Merger Agreement to pay Premier a $10 million termination fee, generally in circumstances where the Premier Merger Agreement has been terminated following the making of an alternate acquisition proposal by a third party or a material breach by the Company of a covenant under the Premier Merger Agreement.

15. While the CXP Agreement provides that, subject to the satisfaction of certain conditions, the parties are to enter into a merger agreement providing for the CXP Tender Offer and a subsequent merger if the Premier Merger Agreement is terminated, there is no assurance that such conditions will be satisfied or that a merger agreement with CXP will be executed in those circumstances. Further, there is no assurance that the liquidated damages payable by Premier under the Premier Merger Agreement will actually be paid in the event of a termination of that Agreement and that the price per share in a transaction with CXP would be proportionately augmented by such a payment.

16. Even if the liquidated damages that are payable by Premier under the Premier Merger Agreement in certain circumstances were paid, there is no assurance that the amount of such payment would be adequate to compensate the Company's stockholders for the potential lost opportunity from that transaction, particularly if the back-up transaction with CXP were also not consummated.

   Other uncertainties and risks which could affect the Company can be found in other sections of this report as well as in other filings with the Securities and Exchange Commission.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk.

   The response to this item is set forth in Item 7 of this Form 10-K. See-- Management's Discussion and Analysis--Market Risk Exposure.

Item 8. Financial Statements and Supplementary Data.

   Financial Statements, along with the Financial Statement Schedule filed herewith, are listed in the Index below.

                                                                        Page
                                                                      Reference
                                                                     ----------
Consolidated Statements of Income for the years ended June 30,
 2000, 1999 and 1998...............................................       29
Consolidated Balance Sheets at June 30, 2000 and 1999..............       30
Consolidated Statements of Cash Flows for the years ended June 30,
 2000, 1999 and 1998...............................................       31
Consolidated Statements of Stockholders' Equity for the years ended
 June 30, 2000, 1999 and 1998......................................       32
Notes to Consolidated Financial Statements.........................    33-45
Report of Independent Public Accountants--Consolidated Financial
 Statements........................................................       46
Report of Management...............................................       47
Report of Independent Public Accountants--Report on Form 10-K......       54
Schedule II--Valuation and Qualifying Accounts and Reserves........       55

                          REPUBLIC GROUP INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME

                    Years Ended June 30, 2000, 1999 and 1998

                                         2000          1999          1998
                                     ------------  ------------  ------------
Gross sales......................... $219,411,000  $158,886,000  $148,627,000
Less freight and discounts..........   28,901,000    20,944,000    20,342,000
                                     ------------  ------------  ------------
Net sales...........................  190,510,000   137,942,000   128,285,000
Costs and expenses:
  Cost of sales.....................  142,197,000    92,128,000    85,339,000
  Selling and administrative
   expenses.........................   21,979,000    18,953,000    15,941,000
  Asset write-down..................   16,724,000           --            --
                                     ------------  ------------  ------------
                                      180,900,000   111,081,000   101,280,000
                                     ------------  ------------  ------------
Operating profit....................    9,610,000    26,861,000    27,005,000
  Interest expense..................   (5,189,000)   (4,271,000)       (5,000)
  Interest income...................      203,000     2,410,000       182,000
  Other income (expense), net.......      (21,000)      (60,000)    1,000,000
                                     ------------  ------------  ------------
                                       (5,007,000)   (1,921,000)    1,177,000
                                     ------------  ------------  ------------
Income before income taxes..........    4,603,000    24,940,000    28,182,000
Provision for income taxes..........    1,842,000     9,708,000    10,383,000
                                     ------------  ------------  ------------
Net income.......................... $  2,761,000  $ 15,232,000  $ 17,799,000
                                     ------------  ------------  ------------
Basic earnings per share............ $       0.23  $       1.29  $       1.52
                                     ------------  ------------  ------------
Basic weighted-average shares
 outstanding........................   11,825,000    11,771,000    11,705,000
                                     ------------  ------------  ------------
Diluted earnings per share.......... $       0.23  $       1.29  $       1.51
                                     ------------  ------------  ------------
Diluted weighted-average shares
 outstanding........................   11,852,000    11,851,000    11,798,000
                                     ------------  ------------  ------------


                            See accompanying notes.

                          REPUBLIC GROUP INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                             June 30, 2000 and 1999

                                                          2000         1999
                                                      ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents.......................... $  7,414,000 $  6,192,000
  Accounts receivable, less allowance for doubtful
   accounts of $574,000 in 2000 and $520,000 in
   1999..............................................   22,020,000   18,838,000
  Income tax refunds receivable......................   16,945,000      491,000
  Inventories:
    Finished goods...................................    7,200,000    3,396,000
    Raw materials and supplies.......................   12,774,000    7,538,000
                                                      ------------ ------------
                                                        19,974,000   10,934,000
  Prepaid expenses and other.........................      811,000      902,000
  Deferred income taxes..............................      952,000      630,000
                                                      ------------ ------------
      Total current assets...........................   68,116,000   37,987,000
Property, plant and equipment, at cost:
  Land, land improvements and mineral deposits.......   12,922,000    5,055,000
  Buildings and leasehold improvements...............   52,451,000   20,621,000
  Equipment..........................................  264,721,000  141,052,000
  Construction in progress...........................    2,292,000  119,210,000
                                                      ------------ ------------
                                                       332,386,000  285,938,000
  Less accumulated depreciation, amortization and
   depletion.........................................   64,896,000   61,989,000
                                                      ------------ ------------
                                                       267,490,000  223,949,000
Unamortized debt issue costs.........................    4,476,000    4,780,000
Other assets.........................................    9,081,000    1,452,000
                                                      ------------ ------------
Total assets......................................... $349,163,000 $268,168,000
                                                      ------------ ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $ 14,483,000 $ 14,021,000
  Accrued payroll and employee benefits..............    3,742,000    3,475,000
  Income taxes payable...............................          --     1,333,000
  Accrued interest payable...........................    4,741,000    4,448,000
  Other current liabilities..........................    1,412,000    1,584,000
  Short-term notes payable...........................    1,500,000          --
  Current portion of long-term debt..................    7,500,000          --
                                                      ------------ ------------
      Total current liabilities......................   33,378,000   24,861,000
Long-term debt due after one year....................  191,000,000  125,000,000
Deferred income taxes................................   21,431,000   13,695,000
Other long-term liabilities..........................      442,000      597,000
Commitments and contingencies--see notes
Stockholders' equity:
  No par preferred stock issuable in series; 487,000
   shares authorized; none issued and outstanding....          --           --
  Common stock, $1 par value; 35,000,000 authorized;
  issued 11,842,000 in 2000 and 11,800,000 in 1999...   11,842,000   11,800,000
  Additional paid-in capital.........................   28,898,000   28,568,000
  Unrealized gain on marketable securities...........      190,000      169,000
  Retained earnings..................................   61,982,000   63,478,000
                                                      ------------ ------------
      Total stockholders' equity.....................  102,912,000  104,015,000
                                                      ------------ ------------
Total liabilities and stockholders' equity........... $349,163,000 $268,168,000
                                                      ============ ============

                            See accompanying notes.

                          REPUBLIC GROUP INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    Years ended June 30, 2000, 1999 and 1998

                                           2000          1999          1998
                                       ------------  ------------  ------------
Cash flows from operating activities:
  Net income.........................  $  2,761,000  $ 15,232,000  $ 17,799,000
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Income receivable--life insurance
     proceeds........................           --            --     (1,000,000)
    Depreciation, amortization and
     depletion.......................    14,451,000     9,706,000     7,738,000
    Write down of property, plant and
     equipment.......................    16,724,000           --            --
    Non-cash compensation expense....           --          3,000       320,000
    Deferred income taxes............     7,414,000     2,187,000     1,616,000
    Loss on sale of assets...........        24,000       124,000        52,000
    Changes in assets and
     liabilities:
      Accounts receivable............    (3,182,000)   (5,227,000)      282,000
      Income tax refunds receivable..   (16,454,000)      161,000      (158,000)
      Inventories....................    (9,040,000)   (2,484,000)   (1,109,000)
      Prepaid expenses...............        91,000       (51,000)     (191,000)
      Accounts payable and accrued
       liabilities...................       557,000     3,819,000     3,353,000
      Income taxes payable...........    (1,333,000)    1,333,000      (203,000)
      Accrued interest payable.......       293,000     4,448,000           --
      Other assets and liabilities...      (212,000)     (220,000)     (200,000)
                                       ------------  ------------  ------------
  Net cash provided by operating
   activities........................    12,094,000    29,031,000    28,299,000
                                       ------------  ------------  ------------
Cash flows from investing activities:
  Additions to property, plant and
   equipment.........................   (81,674,000) (135,471,000)  (31,191,000)
  Proceeds from sale of property,
   plant and equipment...............       104,000       128,000        56,000
  Proceeds from life insurance
   policy............................           --      1,000,000           --
  Purchases of investments...........           --            --    (11,470,000)
  Proceeds from sale of investments..           --            --     12,120,000
                                       ------------  ------------  ------------
  Net cash used by investing
   activities........................   (81,570,000) (134,343,000)  (30,485,000)
                                       ------------  ------------  ------------
Cash flows from financing activities:
  Dividends paid.....................    (4,257,000)   (4,238,000)   (4,215,000)
  Net proceeds under lines of
   credit............................    75,000,000    19,050,000     5,950,000
  Proceeds from issuance of debt.....           --    100,000,000           --
  Payments for debt issue costs......      (417,000)   (5,105,000)     (291,000)
  Issuance of common treasury stock..           --        150,000       128,000
  Proceeds from exercised stock
   options...........................       372,000       523,000       302,000
                                       ------------  ------------  ------------
  Net cash provided by financing
   activities........................    70,698,000   110,380,000     1,874,000
                                       ------------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents....................     1,222,000     5,068,000      (312,000)
Cash and cash equivalents at
 beginning of year...................     6,192,000     1,124,000     1,436,000
                                       ------------  ------------  ------------
Cash and cash equivalents at end of
 year................................  $  7,414,000  $  6,192,000  $  1,124,000
                                       ------------  ------------  ------------
Supplemental disclosure of cash flow
 information:
Cash paid during the year for
  Income taxes, net of refunds.......  $ 12,215,000  $  6,027,000  $  9,127,000
  Interest...........................  $ 14,479,000  $  5,172,000  $      5,000

                            See accompanying notes.

                          REPUBLIC GROUP INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    Years ended June 30, 2000, 1999 and 1998

                                                                           Treasury
                                                                             Stock
                                                                         -------------
                           Common   Additional           Unrealized Gain        Amount      Total
                          Stock, $1  Paid-In   Retained   On Marketable           at    Stockholders' Comprehensive
In thousands              Par Value  Capital   Earnings    Securities    Shares  cost      Equity        Income
------------              --------- ---------- --------  --------------- ------ ------  ------------- -------------
Balance at June 30,
 1997...................   $11,716   $27,827   $38,995        $--          33   $(693)    $ 77,845
                           -------   -------   -------        ----        ---   -----     --------
Net income..............       --        --     17,799         --         --      --        17,799       $17,799
Cash dividends on common
 stock, $.36 per share..       --        --     (4,215)        --         --      --        (4,215)          --
Issuance of treasury
 shares.................       --        --        (35)        --         (23)    483          448           --
Exercise of stock
 options................        33       269       --          --         --      --           302           --
                                                                                                         -------
Total comprehensive
 income.................       --        --        --          --         --      --           --        $17,799
                           -------   -------   -------        ----        ---   -----     --------       -------
Balance at June 30,
 1998...................   $11,749   $28,096   $52,544        $ --         10   $(210)    $ 92,179
                           -------   -------   -------        ----        ---   -----     --------
Net income..............       --        --     15,232         --         --      --        15,232       $15,232
Cash dividends on common
 stock, $.36 per share..       --        --     (4,238)        --         --      --        (4,238)          --
Issuance of treasury
 shares.................       --        --        (60)        --         (10)    210          150           --
Exercise of stock
 options................        51       472       --          --         --      --           523           --
Unrealized gain on
 marketable securities..       --        --        --          169        --      --           169           169
                                                                                                         -------
Total comprehensive
 income.................       --        --        --          --         --      --           --        $15,401
                           -------   -------   -------        ----        ---   -----     --------       -------
Balance at June 30,
 1999...................   $11,800   $28,568   $63,478        $169        --    $  --     $104,015
                           -------   -------   -------        ----        ---   -----     --------
Net income..............       --        --      2,761         --         --      --         2,761       $ 2,761
Cash dividends on common
 stock, $.36 per share..       --        --     (4,257)        --         --      --        (4,257)          --
Exercise of stock
 options................        42       330       --          --         --      --           372           --
Unrealized gain on
 marketable securities..       --        --        --           21        --      --            21            21
                                                                                                         -------
Total comprehensive
 income.................       --        --        --          --         --      --           --        $ 2,782
                           -------   -------   -------        ----        ---   -----     --------       -------
Balance at June 30,
 2000...................   $11,842   $28,898   $61,982        $190        --    $ --      $102,912
                           =======   =======   =======        ====        ===   =====     ========

                            See accompanying notes.

                          REPUBLIC GROUP INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 2000, 1999 and 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

   The consolidated financial statements include the accounts of Republic Group Incorporated, a Delaware corporation, and its subsidiaries (the "Company"). All intercompany accounts and transactions have been eliminated.

Use of Estimates in Financial Statements

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

Cash Equivalents

   Short-term investments that are highly liquid and have original maturity dates of three months or less are considered cash equivalents for the purpose of the Consolidated Statements of Cash Flows. These investments are carried at market.

Concentration of Credit Risk

   The majority of the Company's sales are to retailers, manufacturers and wholesalers. The Company conducts ongoing credit evaluations of its customers' financial conditions and limits the amount of trade credit extended when necessary. The Company maintains allowances for expected credit losses.

Inventories

   Inventories are stated at the lower of cost (average or first-in, first-out) or market and include the appropriate elements of materials, labor and manufacturing overhead expenses.

Property, Plant and Equipment

   Plant and equipment assets are recorded at cost and depreciated generally by the straight-line method over the estimated useful lives of the assets. Expenditures for additions and improvements are capitalized, and costs for repairs and maintenance are charged to operations as incurred. The estimated useful lives for buildings range from 15 to 40 years. The estimated useful lives for equipment range from 3 to 20 years.

Revenue Recognition

   Revenue is recognized at the time products are shipped to the customer or, in the case of rail services, at the time service is rendered.

Investments in Marketable Securities

   The Company's investments in marketable securities are classified as available-for-sale securities and are reported at fair value with unrealized gains excluded from earnings and reported as a separate component of stockholders' equity, net of tax.

Income Taxes

   The provision for income taxes includes federal and state taxes currently payable (receivable) and deferred taxes arising from temporary differences in determining income for financial statement and tax purposes. The Company files a consolidated federal return which includes the results for all of its subsidiaries. Deferred tax assets, liabilities and related expense accounts are adjusted annually for any changes in statutory tax rates.

   State income tax credits earned in conjunction with plant construction or expansion are recognized ratably over the average life of the related property.

Reclassification

   Certain prior year balances have been reclassified to conform with the current year presentation.

Environmental Remediation and Compliance

   Environmental expenditures are expensed or capitalized, as appropriate. Liabilities are recorded when assessments and/or remedial efforts are probable and the cost can be reasonably estimated.

Impairment

   The carrying value of property, plant and equipment is evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying business. Adjustments are made if the sum of expected future cash flows is less than book value.

New Accounting Standard

   In 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued to establish accounting and reporting standards for derivative instruments and hedging activities. The Company does not utilize derivative instruments nor does it perform hedging activities as defined in the new pronouncement. Consequently, the impact of adopting this pronouncement is expected to be insignificant.

2. INDUSTRY SEGMENTS

   Certain information with regard to industry segments, within which the Company operates, is as follows:

                                           Recycled  Eliminations
                                  Gypsum  Paperboard  and other   Consolidated
                                 -------- ---------- ------------ ------------
2000
Shipment units:
Gypsum wallboard (MSF)..........  725,885       --          --       725,885
Recycled paperboard (tons)......      --    213,033     (19,691)     193,342
Recovered paper fiber (tons)....      --    313,085    (204,230)     108,855
                                 --------  --------   ---------     --------
Gross sales (in thousands)
Gypsum wallboard................ $127,878  $    --    $     --      $127,878
Recycled paperboard.............      --     78,890         --        78,890
Recovered paper fiber...........      --     35,513     (22,883)      12,630
Intrasegment fiber sales........      --    (22,883)     22,883          --
Intersegment paperboard sales...      --      8,431      (8,431)         --
Other...........................      --        --           13           13
                                 --------  --------   ---------     --------
Gross sales.....................  127,878    99,951      (8,418)     219,411
Less freight and discounts......   22,312     6,589         --        28,901
                                 --------  --------   ---------     --------
Net sales....................... $105,566  $ 93,362   $  (8,418)    $190,510
                                 --------  --------   ---------     --------
Operating profit (loss) (1)..... $ 44,738  $(26,380)  $  (8,748)    $  9,610
Total assets....................   78,519   234,203      36,441      349,163
Capital expenditures............   10,962    69,302       1,410       81,674
Depreciation, depletion and
 amortization...................    4,533     8,252       1,666       14,451
1999
Shipment units:
Gypsum wallboard (MSF)..........  589,894       --          --       589,894
Recycled paperboard (tons)......      --    185,793     (27,567)     158,226
Recovered paper fiber (tons)....      --    179,286     (84,125)      95,161
                                 --------  --------   ---------     --------
Gross sales (in thousands)
Gypsum wallboard................ $ 89,678  $    --    $     --      $ 89,678
Recycled paperboard.............      --     62,927         --        62,927
Recovered paper fiber...........      --     11,556      (5,281)       6,275
Intrasegment fiber sales........      --     (5,281)      5,281          --
Intersegment paperboard sales...      --     10,095     (10,095)         --
Other...........................      --        --            6            6
                                 --------  --------   ---------     --------
Gross sales.....................   89,678    79,297     (10,089)     158,886
Less freight and discounts......   16,121     4,823         --        20,944
                                 --------  --------   ---------     --------
Net sales....................... $ 73,557  $ 74,474   $ (10,089)    $137,942
                                 --------  --------   ---------     --------
Operating profit (loss)......... $ 28,478  $  6,530   $  (8,147)    $ 26,861
Total assets....................   70,497   181,258      16,413      268,168
Capital expenditures............   22,732   112,285         454      135,471
Depreciation, depletion and
 amortization...................    2,981     5,239       1,486        9,706

                                           Recycled  Eliminations
                                  Gypsum  Paperboard  and other   Consolidated
                                  ------- ---------- ------------ ------------
1998
Shipment units:
Gypsum wallboard (MSF)........... 566,424      --           --       566,424
Recycled paperboard (tons).......     --   190,614      (27,108)     163,506
Recovered paper fiber (tons).....     --   145,553      (67,112)      78,441
                                  -------  -------     --------     --------
Gross sales (in thousands)
Gypsum wallboard................. $74,755  $   --      $    --      $ 74,755
Recycled paperboard..............     --    67,677          --        67,677
Recovered paper fiber............     --    12,415       (6,227)       6,188
Intrasegment fiber sales.........     --    (6,227)       6,227          --
Intersegment paperboard sales....     --    10,412      (10,412)         --
Other............................     --       --             7            7
                                  -------  -------     --------     --------
Gross sales......................  74,755   84,277      (10,405)     148,627
Less freight and discounts.......  15,293    5,049          --        20,342
                                  -------  -------     --------     --------
Net sales........................ $59,462  $79,228     $(10,405)    $128,285
                                  -------  -------     --------     --------
Operating profit (loss).......... $24,342  $ 9,658     $ (6,995)    $ 27,005
Total assets.....................  43,993   73,212        8,270      125,475
Capital expenditures.............  16,612   13,979          600       31,191
Depreciation, depletion and
 amortization....................   1,641    5,301          796        7,738

--------
(1) Operating loss for the Recycled Paperboard segment includes a $16,724,000 asset impairment write-down for the Company's Halltown mill. See--Notes to Consolidated Financial Statements--Assets Held For Sale.

   Operations within the gypsum industry consist of the manufacture and sale of gypsum wallboard. Operations within the paperboard industry consist of (i) the manufacture and sale of recycled paperboard to the gypsum industry and other paperboard converters which manufacture composite cans, cores, tubes and other packaging products, and (ii) the collection and sale of reclaimed paper fiber. The Company's gypsum wallboard operations are located at Duke, Oklahoma. The Company's primary markets for gypsum wallboard are Texas, Oklahoma, Colorado and Kansas with additional secondary emphasis in the midwestern and southeastern regions of the United States. The Company operates recycled paperboard mills at Hutchinson, Kansas, Commerce City, Colorado, Halltown, West Virginia and Lawton, Oklahoma. The Lawton mill began commercial production in March 2000. The Company's primary markets for recycled paperboard generally lie within a 600 mile radius of each facility. The Company operates reclaimed paper fiber recycling centers at Kansas City, Missouri, Topeka, Kansas, and Denver, Colorado.

   During fiscal 2000, approximately 9% of the recycled paperboard shipped by the mills was consumed by the Company's wallboard operations compared to 15% and 14% respectively in fiscal 1999 and 1998. Another 22% was shipped to other unaffiliated gypsum wallboard manufacturers in fiscal 2000 compared to 23% and 20%, respectively, in fiscal 1999 and 1998. An adverse change in the construction industry could have a material effect on the earnings of the Company. The Company has no customer in either the gypsum segment or the paperboard segment who accounted for more than 10% of consolidated gross sales in fiscal 2000.

   Over 50% of the Company's employees are covered by collective bargaining units with four labor unions. The expirations of current bargaining agreements range from 2002 to 2004. The Company believes its relations with employees are satisfactory.

   Operating profit is net sales less operating expenses. Sales between segments are made at approximately market price. Total assets by industry segment are those used in each segment at year-end. Eliminations and other include general corporate assets, principally cash, securities, property and equipment and expenses.

3. LONG-TERM DEBT AND REVOLVING CREDIT FACILITY

   On July 15, 1998, the Company received proceeds from the sale of $100,000,000 of 9.5% Senior Subordinated Notes (the "Notes") with a maturity date of July 15, 2008. The proceeds from the Notes, along with a credit facility of up to $85,000,000 entered into with a bank syndicate on July 15, 1998, were used primarily to finance the construction of the Lawton mill and for general and corporate purposes. On July 15, 1998, the Company used a portion of the proceeds from the sale of the Notes to repay the outstanding principal balance ($5,950,000) of a then existing revolving credit facility along with accrued interest. Upon repayment, the Company terminated the revolving credit facility. Due to the recently expanded scope of the Company's business and increased working capital requirements, the Company signed amendments to the existing credit facility on March 1, 2000 and June 27, 2000, increasing the amount available to $115,000,000.

   Interest payment dates on the Notes are January 15 and July 15, and commenced on January 15, 1999. Each semi-annual interest payment is $4,750,000. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2003, at a redemption price of 104.75% which reduces to 100% on or after July 15, 2005. In addition, prior to July 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes with the net cash proceeds received by the Company from one or more public equity offerings, at a redemption price of 109.50%. The Notes include financial and other covenants of the kind generally included in such indebtedness.

   The amended $115,000,000 credit facility includes a $60,000,000 term loan effective March 1, 2000 and a $55,000,000 revolving credit facility. The principal of the term loan is being paid quarterly over four years and commenced on June 1, 2000 with payments of $1,500,000; $7,500,000; $13,500,000;
$19,500,000 and $18,000,000 due during fiscal years 2000, 2001, 2002, 2003 and
2004, respectively. As of June 30, 2000, the Company had borrowed $41,500,000 under the revolving credit facility. Borrowings in excess of $40,000,000 are payable on April 2, 2001 and the balance will mature on March 1, 2004. Consequently, the $1,500,000 payable on April 2, 2001 has been reflected as a short-term note payable in the accompanying balance sheet. Availability under the credit facility is not subject to a borrowing base. The borrowings under the credit facility are guaranteed by each of the Company's material subsidiaries and are secured by a mortgage on the Lawton mill, a pledge of stock of the Company's subsidiaries and security interests in substantially all other personal property of the Company and its subsidiaries. During any period that outstanding loans under the credit facility exceed $50,000,000, the lenders may require that other real property and improvements of the Company and its subsidiaries be mortgaged as security for the credit facility. Outstanding principal amounts on the credit facility bear interest at a variable rate equal to, at the election of the Company, (i) LIBOR, plus an agreed margin (ranging from 75 to 225 basis points), which is to be established quarterly based upon the Company's leverage ratio or (ii) the higher of (a) Bank of America corporate prime rate and (b) the sum of 1/2 of 1% plus the federal funds rate, plus, in each case, an agreed margin (ranging from 0 to 100 basis points). Interest payments under the credit facility are payable quarterly. Under the credit facility, the Company is required to adhere to a number of financial and other covenants, including covenants relating to excess cash flow, debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, interest coverage ratio, minimum EBITDA, and limitations on capital expenditures and dividends. The credit facility does not restrict the transfer of funds to the parent by the subsidiaries. The Company had borrowings outstanding of $100,000,000 under the credit facility at June 30, 2000 at a weighted-average interest rate of 9.00%.

   Interest expense for the years ending June 30, 2000, 1999 and 1998 was $5,189,000, $4,271,000 and $5,000 respectively. Additionally, the Company capitalized interest of approximately $10,304,000 and $5,904,000 for the years ended June 30, 2000 and 1999, respectively, and none in fiscal year 1998. The components of interest include interest associated with the Notes and credit facility, commitment fees based on the unused portion of the credit facility and amortization of debt issue costs. Debt issue costs are being amortized over the lives of the Notes and the credit facility.

4. EMPLOYEE STOCK OWNERSHIP PLAN

   The Company has an Employee Stock Ownership Plan (the "Plan") for all salaried employees of the Company. They become eligible to participate in the Plan on July 1 following the calendar year in which they are hired. The Plan is a defined contribution stock bonus plan. The Board of Directors of the Company determines if a contribution will be made and the amount of the contribution. The Company is not obligated or required to contribute for any particular year. Participants are neither required nor permitted to make contributions under the Plan. The Company contribution for a particular year is allocated to the Company Stock Account of each participant who is employed on the last day of that plan year and each participant whose employment terminated during that plan year because of death, retirement at or after age 65, or disability. All contributions to the Plan are subject to a vesting schedule based on years of service.

   During fiscal years 2000, 1999 and 1998, the Board of Directors of the Company approved contributions of $333,000, $348,000 and $320,000 respectively, and the compensation expense was recognized in the financial statements. The 2000 and 1999 contributions were cash contributions. The contribution for 1998 consisted of common stock issued from treasury shares valued at $320,000.

5. ASSETS HELD FOR SALE

   Due to poor operating results and continued weakness in East Coast paperboard markets, the Company, in the fourth quarter of fiscal 2000, initiated a process to sell its Halltown, West Virginia recycled paperboard mill. Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company recorded a $16.7 million asset write-down to reflect the property and equipment associated with the Halltown mill at its estimated fair value, less selling costs. The carrying amount of such assets was reduced to $7.6 million. During fiscal year 2000, the Halltown paperboard mill experienced an operating loss of $5.7 million, before any related income tax benefit. The Company expects to complete the sale of such assets in fiscal year 2001.

6. PENSION AND OTHER BENEFIT PLANS

   The Company maintains a pension plan (the "Plan") for its hourly employees at its Hutchinson, Kansas paperboard mill. Normal monthly retirement benefits are based on negotiated benefit levels and the employee's years of credited service. Contributions to the Plan, historically, have been based on the maximum tax deductible contribution; however, the Company was not required and elected not to make a contribution for fiscal year 2000. The following tables, in accordance with Financial Accounting Standard ("FAS") 132, present financial statement disclosures associated with the Plan.

                                                    Years Ended June 30
                                                ------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  --------
Components of Net Periodic Cost
  Service cost................................. $  64,000  $  65,000  $ 54,000
  Interest cost................................   134,000    114,000    99,000
  Expected return on assets....................  (156,000)  (104,000)  (87,000)
  Amortization of unrecognized net asset at
   compliance..................................     9,000      9,000     9,000
  Amortization of unrecognized prior service
   cost........................................    35,000     28,000    27,000
  Amortization of net gain.....................    (6,000)       --     (7,000)
                                                ---------  ---------  --------
    Net periodic cost.......................... $  80,000  $ 112,000  $ 95,000
                                                =========  =========  ========

                                                        Years Ended June 30
                                                      ------------------------
                                                         2000         1999
                                                      -----------  -----------
Change in Benefit Obligation
  Benefit obligation at beginning of year............ $ 1,655,000  $ 1,655,000
  Service cost.......................................      64,000       65,000
  Interest cost......................................     134,000      114,000
  Plan amendments....................................     161,000          --
  Actuarial gain.....................................     (10,000)    (126,000)
  Benefits paid......................................     (54,000)     (53,000)
                                                      -----------  -----------
  Benefit obligation at end of year.................. $ 1,950,000  $ 1,655,000
                                                      ===========  ===========
Change in Plan Assets
  Fair value of assets at beginning of year.......... $ 1,972,000  $ 1,762,000
  Actual return on assets............................     288,000      164,000
  Employer contributions.............................         --        99,000
  Benefits paid......................................     (54,000)     (53,000)
                                                      -----------  -----------
  Fair value of assets at end of year................ $ 2,206,000  $ 1,972,000
                                                      ===========  ===========
Funded Status
  Accumulated and projected benefit obligation....... $(1,950,000) $(1,655,000)
  Fair value of assets...............................   2,206,000    1,972,000
  Unrecognized net asset.............................      21,000       29,000
  Unrecognized prior service cost....................     382,000      257,000
  Unrecognized net gain..............................    (435,000)    (299,000)
                                                      -----------  -----------
  Prepaid pension cost............................... $   224,000  $   304,000
                                                      ===========  ===========
Weighted-average assumptions as of June 30
  Discount rate......................................        7.50%        7.50%
  Expected return on plan assets.....................        8.00%        8.00%

   The unrecognized prior service costs and unrecognized net gain are being amortized over approximately 15 years. The assets of the Plan at June 30, 2000 were invested in corporate and government bonds, equities, cash, and cash equivalents.

   Additionally, the Company has a voluntary 401(k) Plan at all Company facilities, excluding the Hutchinson, Kansas paperboard mill. The 401(k) Plan also includes all salaried employees company-wide. Although there is one 401(k) Plan for all Company locations, there are various employee and employer contribution limits, employer matching percentages, and employer vesting schedules for each location. Contributions to the 401(k) Plan were $786,000, $516,000, and $493,000 during 2000, 1999 and 1998, respectively.

   Effective July 1, 1997, the Company adopted the "Republic Group Incorporated Employee Stock Purchase Plan." All salaried and hourly employees are eligible to participate in the plan after meeting the eligibility requirements. Percentage limitations and dollar limitations are in effect for each calendar year. The price per share for which common stock is sold to participants is 90% of the fair market value on the exercise date.

   The Company also has severance, retention, and key employee continuation plans in which certain amounts are payable to eligible employees in the event of a change in control of the Company.

7. STOCK OPTIONS

   Options have been granted to key employees at prices which represent fair market value at dates of grant, have terms ranging from five to ten years and are exercisable at 20% to 25% per year on a cumulative basis beginning one year from date of grant. In addition, some grants are only exercisable if certain Company performance targets are attained. The Company is authorized to grant 1,265,000 shares of common stock to key employees in the 1989 Plan of which 512,000 common shares were unissued as of June 30, 2000, and is authorized to grant 219,000 shares to directors in the Non-Employee Director Plan of which 57,000 common shares were unissued as of June 30, 2000. A summary of transactions for the years ended June 30, 2000, 1999 and 1998 is set forth in the following table:

                                                            Non-Employee
Shares Rounded to Thousands         1989 Plan              Director Plan
---------------------------  ------------------------ ------------------------
                                         Weighted-                Weighted-
                             Number of    Average     Number of    Average
Options:                      Shares   Exercise Price  Shares   Exercise Price
--------                     --------- -------------- --------- --------------
Outstanding at June 30,
 1997.......................  284,000      $11.07       67,000      $ 9.86
Granted.....................  112,000       19.05       15,000       18.94
Cancelled...................  (52,000)      13.73          --          --
Exercised...................  (46,000)       8.94       (1,000)       4.65
                              -------      ------      -------      ------
Outstanding at June 30,
 1998.......................  298,000      $13.95       81,000      $11.70
                              -------      ------      -------      ------
Granted.....................  204,000       15.79       15,000       14.63
Cancelled...................  (24,000)      16.19       (2,000)      18.94
Exercised...................  (44,000)       9.78      (16,000)      12.84
                              -------      ------      -------      ------
Outstanding at June 30,
 1999.......................  434,000      $15.11       78,000      $11.84
                              -------      ------      -------      ------
Granted.....................  175,000       17.50       15,000       17.25
Cancelled...................  (55,000)      16.76       (4,000)      17.25
Exercised...................  (19,000)       8.69      (11,000)       3.41
                              -------      ------      -------      ------
Outstanding at June 30,
 2000.......................  535,000      $16.00       78,000      $13.86
                              -------      ------      -------      ------
Exercisable options--June
 30, 2000...................  196,000      $14.27       67,000      $13.30
                              =======      ======      =======      ======

   The following tables summarize information about stock options outstanding at June 30, 2000.

                                                        1989 Plan
                         ------------------------------------------------------------------------
                             Options Outstanding                         Options Exercisable
                         ----------------------------                ----------------------------
                         Outstanding
  Range of                  as of    Weighted-Average   Weighted-     Exercisable    Weighted-
  Exercise                June 30,      Remaining        Average         as of        Average
   Prices                   2000     Contractual Life Exercise Price June 30, 2000 Exercise Price
  --------               ----------- ---------------- -------------- ------------- --------------
$ 6.23 - $ 8.31.........    34,000          1.0           $ 8.18         34,000        $ 8.18
 10.38 -  12.46.........    30,000          0.3            10.91         30,000         10.91
 14.53 -  16.61.........   176,000          2.7            15.03         73,000         15.06
 16.61 -  18.69.........   212,000          4.8            17.56         20,000         17.33
 18.69 -  20.76.........    83,000          3.0            19.12         39,000         19.13
                           -------         ----           ------        -------        ------
                           535,000          3.3           $16.00        196,000        $14.27
                           =======         ====           ======        =======        ======

                                                Non-Employee Director Plan
                         ------------------------------------------------------------------------
                             Options Outstanding                         Options Exercisable
                         ----------------------------                ----------------------------
                         Outstanding    Weighted-
  Range of                  as of        Average        Weighted-     Exercisable    Weighted-
  Exercise                June 30,      Remaining        Average         as of        Average
   Prices                    2000    Contractual Life Exercise Price June 30, 2000 Exercise Price
  --------               ----------- ---------------- -------------- ------------- --------------
$ 2.08 - $ 4.15.........    12,000         19.1           $ 3.41         12,000        $ 3.41
 12.46 -  14.53.........    13,000         10.7            12.84         13,000         12.84
 14.53 -  16.61.........    29,000         10.0            14.90         29,000         14.90
 16.61 -  18.69.........    11,000         14.3            17.25            --            --
 18.69 -  20.76.........    13,000         10.8            18.94         13,000         18.94
                           -------         ----           ------        -------        ------
                            78,000         12.2           $13.86         67,000        $13.30
                           =======         ====           ======        =======        ======

   The weighted-average fair value at date of grant for options granted during 2000, 1999 and 1998 was $5.76, $5.21 and $5.97 per option, respectively. The fair value of options at grant date was estimated using the Black-Scholes model with the following weighted-average assumptions:

                                                        Years Ended June 30
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
Risk free interest rate..............................    6.45%    5.75%    5.58%
Expected life........................................ 4 years  4 years  3 years
Expected volatility..................................      45%      45%      43%
Dividend yield.......................................     4.0%     1.9%     1.8%

   The Company has adopted the disclosure only provisions of FAS 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense has been recognized for the stock options granted in years ended June 30, 2000, 1999 and 1998. Had compensation been determined based on fair value at grant date consistent with the provisions of this statement, the Company's pro forma net income and earnings per share would have been as follows (in thousands, except per share amounts):

                                                          Years Ended June 30
                                                         ----------------------
                                                          2000   1999    1998
                                                         ------ ------- -------
Net income:
  As reported........................................... $2,761 $15,232 $17,799
  Pro forma.............................................  2,319  14,885  17,579
Basic earnings per share:
  As reported...........................................   0.23    1.29    1.52
  Pro forma.............................................   0.20    1.26    1.50
Diluted earnings per share:
  As reported...........................................   0.23    1.29    1.51
  Pro forma.............................................   0.20    1.26    1.49

   The Non-Employee Director Plan provides each non-employee member of the Board of Directors an annual grant on the day following the Annual Meeting, options to purchase 2,200 shares of common stock, exercisable 12 months from date of grant. The options do not have fixed terms but will automatically terminate 12 months after the director ceases to be a director by reason of his death or permanent disability or 6 months after he ceases to be a director for any other reason. On the date any new non-employee director becomes a member of the Board of Directors, such director will be granted an option (exercisable after completion of three calendar years of service on the Board of Directors) to purchase 11,550 shares of Common Stock at a price equal to the fair market value on the date of grant.

   On May 16, 1996, the Board of Directors of the Company declared a dividend distribution of one Common Stock Share Purchase Right (the "Right") on each outstanding share of its common stock. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle stockholders to buy one share of common stock of the Company at an exercise price of $40.91. If the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price. The Rights exempt from the 15% threshold the current ownership, which exceeds such threshold, by Phil Simpson, members of his family, family trusts and entities controlled by them. Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for $.01 per Right at the option of the Board of Directors. The Rights will expire on May 16, 2006.

8. OTHER COMMITMENTS AND CONTINGENT LIABILITIES

   In connection with the Company's construction of a warehouse addition to its paperboard mill located at Commerce City, Colorado, a suburb of Denver, the Company discovered and has been investigating the presence of subsurface petroleum hydrocarbons. The Company retained an environmental consultant who concluded that fuel oil, jet fuel and gasoline additives had migrated in the subsurface of the Company's property from an adjacent property. The Company has conducted its own investigations and the adjacent property owners have conducted their own investigations. Also, the Company and the adjacent owners have jointly sponsored investigations. As a result of the most recent jointly sponsored investigation, the Company again substantially verified the results obtained in earlier investigations. Additionally, the investigation uncovered newly discovered environmental conditions that appear to stem from historical underground storage tank use on the Company's property. The Company notified the Oil Inspection Section of the Colorado Department of Labor and Employment of the most recent results. The Company and a former owner of the Commerce City paper mill have entered into a participation agreement to respond to those conditions that appear to stem from historical underground storage tank use. Under the participation agreement, Republic and the former owner will share costs associated with the underground storage tank including studies and remediation, if any, 25% and 75%, respectively. At this time, the Company has not ascertained the future liability, if any, of the above matters. Environmental expenditures directly related to these matters were not material during the last three fiscal years.

   With the completion of the Lawton recycled paperboard mill, the Company has a ten year supply agreement with James Hardie Gypsum, Inc. to supply at least 90% of their requirements of gypsum-grade recycled paperboard from the Lawton mill beginning in the period between October 2000 and January 2001. This represents approximately 40% to 50% of the Lawton mill's estimated annual productive capacity of 220,000 tons.

9. INCOME TAXES

   The components of the provision for income taxes are as follows:

                                                    Years Ended June 30
                                             -----------------------------------
                                                2000         1999       1998
                                             -----------  ---------- -----------
Current:
  Federal................................... $(4,656,000) $6,039,000 $ 7,955,000
  State.....................................    (916,000)  1,482,000     812,000
                                             -----------  ---------- -----------
                                              (5,572,000)  7,521,000   8,767,000
                                             -----------  ---------- -----------
Deferred income tax.........................   7,414,000   2,187,000   1,616,000
                                             -----------  ---------- -----------
Total provision............................. $ 1,842,000  $9,708,000 $10,383,000
                                             ===========  ========== ===========

   The differences between income taxes computed using the statutory federal income tax rate and that shown in the Consolidated Statements of Income are summarized as follows:

                                                   Years Ended June 30
                                            ----------------------------------
                                               2000       1999        1998
                                            ---------- ----------  -----------
Computed federal tax at statutory rate..... $1,611,000 $8,729,000  $ 9,864,000
State taxes, net of federal tax benefit....    168,000  1,108,000      815,000
Other......................................     63,000   (129,000)    (296,000)
                                            ---------- ----------  -----------
                                            $1,842,000 $9,708,000  $10,383,000
                                            ========== ==========  ===========

   Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting basis. The Company does not provide for a valuation reserve on deferred tax assets based on the assumption of future taxable income. As of June 30, 2000 and 1999, deferred tax assets (liabilities) as determined under the provisions of FAS 109, were comprised of the following:

                                                      Years Ended June 30
                                                 --------------------------
                                                     2000          1999
                                                 ------------  ------------
Gross deferred tax liability:
  Depreciation and amortization................. $(21,431,000) $(13,695,000)
Gross deferred tax assets:
  Employee benefit accruals.....................      378,000       301,000
  Accounts receivable reserves..................      161,000       102,000
  Other.........................................      413,000       227,000
                                                 ------------  ------------
    Gross deferred assets.......................      952,000       630,000
                                                 ------------  ------------
Net deferred tax liability...................... $(20,479,000) $(13,065,000)
                                                 ============  ============

10. EARNINGS PER SHARE

   Basic earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares and the number of equivalent shares assumed outstanding under the Company's stock-based compensation plans. Diluted earnings per share are computed as follows:

                                                          Years Ended June 30
                                                        ------------------------
                                                                       Per-Share
                                                        Income  Shares  Amount
                                                        ------- ------ ---------
                                                         (in thousands, except
                                                           per share amounts)
2000
Basic earnings......................................... $ 2,761 11,825   $0.23
Effects of dilutive securities-options.................     --      27     --
                                                        ------- ------   -----
Diluted earnings....................................... $ 2,761 11,852   $0.23
                                                        ------- ------   -----
1999
Basic earnings......................................... $15,232 11,771   $1.29
Effects of dilutive securities-options.................     --      80     --
                                                        ------- ------   -----
Diluted earnings....................................... $15,232 11,851   $1.29
                                                        ------- ------   -----
1998
Basic earnings......................................... $17,799 11,705   $1.52
Effects of dilutive securities-options.................     --      93    (.01)
                                                        ------- ------   -----
Diluted earnings....................................... $17,799 11,798   $1.51
                                                        ------- ------   -----

   Options to purchase 524,705 shares of common stock at prices ranging from $14.63 to $20.76 were outstanding for the year ended June 30, 2000. Options to purchase 152,425 shares of common stock at prices ranging from $17.75 to $20.76 were outstanding for the year ended June 30, 1999. Options to purchase 10,541 shares of common stock at the price of $20.76 were outstanding for the year ended June 30, 1998. These shares were not included in the calculation of diluted earnings per share due to the options exercise price being greater than the average market price of the common shares for the above periods.

11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

   The following tabulation presents selected results of operations for the years ended June 30, 2000 and 1999 (in thousands, except per share amounts):

                                                       Quarters Ended
                                             --------------------------------
                                             Sept. 30 Dec. 31 Mar. 31 June 30
                                             -------- ------- ------- -------
2000
Gross sales.................................. $53,232 $53,042 $53,911 $ 59,226
Less freight and discounts...................   6,744   6,563   7,103    8,491
                                              ------- ------- ------- --------
Net sales.................................... $46,488 $46,479 $46,808 $ 50,735
                                              ======= ======= ======= ========
Operating profit............................. $10,612 $ 9,938 $ 5,396 $(16,336)
Net income...................................   6,341   6,034   2,818  (12,432)
Basic earnings per share.....................    0.54    0.51    0.24    (1.05)
Diluted earnings per share...................    0.53    0.51    0.24    (1.05)
1999
Gross sales.................................. $38,196 $36,722 $35,576 $ 48,392
Less freight and discounts...................   5,011   4,477   4,686    6,770
                                              ------- ------- ------- --------
Net sales.................................... $33,185 $32,245 $30,890 $ 41,622
                                              ======= ======= ======= ========
Operating profit............................. $ 6,076 $ 6,633 $ 4,234 $  9,918
Net income...................................   3,285   3,778   2,394    5,775
Basic earnings per share.....................    0.28    0.32    0.20     0.49
Diluted earnings per share...................    0.28    0.32    0.20     0.49

12. SUBSEQUENT EVENT (UNAUDITED)

   On August 11, 2000, the Company entered into a definitive merger agreement to be acquired by Premier Construction Products Statutory Trust, an affiliate of Integrated Capital Associates, Inc. Under terms of the merger agreement, Stockholders of the Company will receive cash in the amount of $19.00 per share for all outstanding shares at closing, which is expected to occur prior to December 31, 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Republic Group Incorporated:

   We have audited the accompanying consolidated balance sheets of Republic Group Incorporated (a Delaware corporation) and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Group Incorporated and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Dallas, Texas
July 28, 2000

                              REPORT OF MANAGEMENT

   The Management of Republic Group Incorporated is responsible for preparing the consolidated financial statements and other information contained in this annual report. Management believes that the consolidated financial statements fairly reflect, in all material respects, the form and substance of events and transactions and that the consolidated financial statements present the Company's financial position and results of operations in conformity with accounting principles generally accepted in the United States. Management has included in the Company's consolidated financial statements amounts that are based on informed judgments and estimates which it believes are reasonable under the circumstances.

   Republic Group Incorporated maintains a system of internal accounting policies, procedures and controls intended to provide reasonable assurance, at appropriate cost, that transactions are processed in accordance with Company authorization and are properly recorded and reported in the consolidated financial statements, and that assets are adequately safeguarded.

   Arthur Andersen LLP, the Company's independent public accountants, audits the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States, which provides the basis of its report on the consolidated financial statements.

   The Board of Directors of the Company has an Audit Committee composed of outside directors. The Committee meets with financial management and the independent public accountants to review internal accounting controls and accounting, auditing and financial reporting matters. In addition, Arthur Andersen LLP has full and free access to the Audit Committee, without management present, to discuss the results of its audits, the adequacy of the Company's internal accounting controls and the quality of its financial reporting.

Phil Simpson                              Doyle R. Ramsey
Chairman of the Board                     Executive Vice President
and President                             and Chief Financial Officer
July 28, 2000                             July 28, 2000

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

None.

                                    PART III

Item 10. Directors and Executive Officers of the Registrant.

   Certain information with respect to the beneficial ownership of shares of the Company's Common Stock by executive officers and directors of the Company is set forth under the caption "Security Ownership of Certain Beneficial Owners and Management" in Item 12 of Part III of this report and is incorporated herein by reference. Certain information with respect to persons who are or may be deemed to be executive officers of the Company is set forth under the caption "Executive Officers of the Registrant" in Item 4A of Part I of this report and is incorporated herein by reference.

   The six persons named below are the directors of the Company and shall serve in such capacity until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. With the exception of David Simpson, each of the individuals listed below has served as a director of the Company since the date of his first election or appointment to the Board of Directors of the Company. Phil Simpson and David Simpson are father and son, respectively.

                                                                        First
                                                                        Became
                            Principal Occupation During Last 5 years      A
         Name          Age   and Directorships of Public Companies     Director
         ----          --- -----------------------------------------   --------
 Bert A. Nelson(a)....  68 Personal Investments                          1990

 Gerald L. Ray(a).....  67 President, Gerald L. Ray & Associates,        1969
                           Inc. (investment advisor)

 Robert F. Sexton(b)..  66 President of Bakery Associates, Inc.          1990
                           (food industry supplier); Director of
                           Ultrak, Inc.

 Phil Simpson.........  65 Chairman of the Board, President and          1961
                           Chief Executive Officer of the Company

 David P. Simpson.....  39 General Partner, Avinger Timber Company       1994
                           (timberland and related investments in
                           East Texas) until 1998. Mayor of the City
                           of Avinger, Texas from September 1993
                           until August 1998. Director of the
                           Company from 1994 until 1998; Manager of
                           Mill Operations of the Company from
                           August 1998 to April 2000; Director and
                           Executive Vice President--Paperboard of
                           the Company since April 2000.

 L. L. Wallace(b).....  85 Retired since January 1980 and prior          1980
                           thereto Vice President of Packaging
                           Corporation of America (paper product
                           manufacturer)

--------
(a) Messrs. Ray (committee chairman) and Nelson are members of the Audit Committee, which held two meetings during the last fiscal year. The Audit Committee meets with the independent accounting firm serving as auditors of the Company to review financial reports, to discuss that firm's procedures and findings and to hear its recommendations with respect to financial accounting matters.

(b) Messrs. Sexton (committee chairman) and Wallace are members of the Compensation Committee, which held five meetings during the last fiscal year. The Compensation Committee reviews the performance of officers and employees and makes recommendations to the Board of Directors concerning officers' salaries, bonuses for officers and employees, the Company's Employee Stock Ownership Plan, the 401(k) Plan, stock options, stock appreciation rights, restricted stock, performance unit awards, proposed benefit plans and other compensation related matters.

   The Board of Directors held 9 meetings during the last fiscal year. Each director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by each committee of the Board on which he served, during the period that he served.

   The Board of Directors does not have a standing nominating committee or any standing committee performing similar functions.

   Phil Simpson, an executive officer and director of the company, failed to report, pursuant to Section 16(a) of the Securities Exchange Act of 1934, a change from direct to indirect ownership with respect to 66,990 shares of Company Common Stock transferred to his spouse, Lorraine Simpson, following the dissolution of a limited partnership to which his spouse had transferred such shares. Upon such dissolution, the subject shares were transferred to Ms. Simpson.

Item 11. Executive Compensation

Summary Compensation Table

   The following table provides a summary of the compensation provided to the Chief Executive Officer and each of the four most highly paid executive officers of the Company (collectively, the "Named Executive Officers") for the three fiscal years ended June 30, 2000.

                                                              Long Term
                                 Annual Compensation         Compensation
                         ----------------------------------- ------------
                                                                Awards
                                                             ------------
                                                Other Annual  Securities   All Other
        Name and                        Bonus   Compensation  Underlying  Compensation
   Principal Position    Year  Salary    (1)        (2)      Options (3)      (4)
   ------------------    ---- -------- -------- ------------ ------------ ------------
Phil Simpson............ 2000 $367,308 $ --         $ --        30,000      $15,591
 Chairman, President and 1999 $351,346 $ 50,000     $ --        15,000      $10,753
 Chief Executive Officer 1998 $308,077 $146,475     $ --        11,000      $17,410

Doyle R. Ramsey......... 2000 $180,192 $ 50,000     $ --        15,000      $16,168
 Executive Vice
  President              1999 $154,692 $ 50,000     $ --        61,000      $17,416
 and Chief Financial
  Officer                1998 $113,308 $ 45,281     $ --         6,000      $14,803

Todd T. Brown........... 2000 $154,846 $ 25,000     $ --         6,000      $15,198
 Vice President          1999 $146,154 $ 37,523     $ --         6,000      $16,263
                         1998 $128,269 $ 20,000     $ --         6,000      $16,369

Lon D. Lewis............ 2000 $154,846 $ 30,000     $ --         6,000      $15,198
 Vice President          1999 $145,769 $ 34,553     $ --         6,000      $16,260
                         1998 $126,269 $ 20,000     $ --         6,000      $15,920

Geary D. Cribbs......... 2000 $158,462 $ 25,000     $ --        11,000      $15,658
 Senior Vice President   1999 $150,654 $ 25,000     $ --        11,000      $16,415
                         1998 $133,173 $ 76,850     $ --         6,000      $16,199

--------
(1) Bonuses earned with respect to a fiscal year are shown for that year, even if they were not paid until after the end of the fiscal year.

(2) In each case, perquisites and other personal benefits were less than 10% of the total of annual salary and bonus reported.

(3) Represents stock covered by stock options granted to the named persons pursuant to the Company's 1989 Long-Term Incentive Plan. No tandem or freestanding stock appreciation rights were granted. Upon the effectiveness of the Premier Merger, each such option will be converted into the right to receive cash in an amount equal to $19.00 less the exercise price of the option and any applicable withholding tax.

(4)  During 2000, the components of "All Other Compensation" were as follows:
     (a) employer contributions to the Company's Employee Stock Ownership Plan, Mr. Simpson--$5,418, Mr. Ramsey--$5,418, Mr. Brown--$5,418, Mr. Lewis--
     $5,418 and Mr. Cribbs--$5,418, and (b) employer contributions to the Company's 401(k) Plan, Mr. Simpson--$10,173, Mr. Ramsey--$10,750, Mr. Brown--$9,780, Mr. Lewis--$9,780 and Mr. Cribbs--$10,240.

Option Grants in Last Fiscal Year

   The following table provides a summary of individual grants of stock options under the Company's 1989 Long-Term Incentive Plan made during the year ended June 30, 2000 to each of the Named Executive Officers.

                                                                           Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                        Rates of Stock
                                                                             Price
                                                                         Appreciation
                                      Individual Grants                 for Option Term
                         --------------------------------------------- -----------------
                                     % of Total
                         Number of    Options
                         Securities  Granted to
                         Underlying  Employees  Exercise or
                          Options    in Fiscal  Base Price  Expiration    5%      10%
          Name           Granted (1)    Year    (Per Share)    Date     (3)(4)   (4)(5)
          ----           ----------  ---------- ----------- ---------- -------- --------
Phil Simpson............ 30,000(2)     15.76%     $17.50     11-9-04   $145,048 $320,518
Doyle R. Ramsey......... 15,000(2)      7.88%     $17.50     11-9-04   $ 72,524 $160,259
Todd T. Brown...........  6,000(2)      3.15%     $17.50     11-9-04   $ 29,010 $ 64,104
Lon D. Lewis............  6,000(2)      3.15%     $17.50     11-9-04   $ 29,010 $ 64,104
Geary D. Cribbs......... 11,000(2)      5.78%     $17.50     11-9-04   $ 53,184 $117,523

--------
(1)  No tandem or freestanding stock appreciation rights were granted.
(2) All such options are incentive stock options, which become cumulatively exercisable in equal annual installments of 25% on the first, second, third and fourth anniversaries of the grant date.
(3) Based on an assumed stock price of $22.335 per share on November 9, 2004, the expiration date of the options granted November 9, 1999.
(4) Upon the effectiveness of the Premier Merger, each such option will be converted into the right to receive cash in an amount equal to $19.00 less the $17.50 exercise price and any applicable withholding tax.
(5) Based on an assumed stock price of $28.184 per share on November 9, 2004, the expiration date of the options granted November 9, 1999.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

   The following table provides a summary of exercises by each of the Named Executive Officers of stock options during the fiscal year ended June 30, 2000 and the fiscal year-end value of unexercised stock options held by such persons.

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares                  Options at          In-the-Money Options at
                         Acquired             June 30, 2000(1)(2)          June 30, 2000(2)
                            on     Value   ------------------------- -------------------------
          Name           Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------- ----------- ------------- ----------- -------------
Phil Simpson............  2,750   $16,826    23,000       49,500         $ 0          $ 0
Doyle R. Ramsey.........      0   $     0    10,725       75,125         $ 0          $ 0
Todd T. Brown...........  2,200   $13,873    11,925       14,875         $ 0          $ 0
Lon D. Lewis............      0   $     0     8,525       14,875         $ 0          $ 0
Geary D. Cribbs.........  1,100   $ 9,755    13,175       23,625         $ 0          $ 0

--------
(1) No tandem or freestanding stock appreciation rights were outstanding at June 30, 2000.
(2) The Premier Merger will result in the acceleration of the exercisability of all outstanding options. Those options with an exercise price less than $19.00 will be converted into the right to receive cash in an amount equal to $19.00 less the exercise price. Those options with an exercise price equal to or in excess of $19.00 will be cancelled. With respect to each of the Named Executive Officers, the number of shares covered by options with a per share exercise price below $19.00 and the amount such Named Executive Officer will receive as a result of the Premier Merger with respect to such options are as follows: Mr. Simpson--61,959 shares/$165,940; Mr. Ramsey--85,850 shares/$129,151; Mr. Cribbs--36,800 shares/$110,077; Mr. Brown--26,800 shares/$81,952; and Mr. Lewis--23,400 shares/$54,874. Of the shares listed above, the number of option shares the exercisability of which will be accelerated as a result of the Premier Merger and the amounts payable to each Named Executive Officer in respect of such accelerated options as a result of the Premier Merger are as follows: Mr. Simpson--30,000 shares/$55,209; Mr. Ramsey--53,250 shares/$70,375; Mr. Cribbs--15,250 shares/$35,250; Mr. Brown--9,000 shares/$19,313; and Mr. Lewis--9,000 shares/$19,313.

Other Executive Compensation Matters

   During the year ended June 30, 2000, the Company made no performance unit or other performance-based awards to the Named Executive Officers under any long-term incentive plan or arrangement providing for compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, except the grants of stock options described in the Summary Compensation Table. No such other awards were outstanding as of June 30, 2000.

   The Company does not maintain a defined benefit or actuarial plan in which the Named Executive Officers participate.

   During the year ended June 30, 2000 the Company did not adjust or amend the exercise price of stock options or stock appreciation rights previously awarded to any of the Named Executive Officers.

Compensation of Directors

   Directors' Fees. The Company currently has a policy of paying directors who are not employees of the Company on the following basis: $20,000 per year for service on the Board of Directors and $5,000 per year for service on each committee of the Board of Directors on which such person serves, plus reimbursement of expenses.

   Director Stock Option Plan. The Republic Group Incorporated Non-Employee Director Stock Option Plan was adopted in 1989 and amended and restated in 1996 (the "Director Plan"). Upon adoption of the Director Plan, Messrs. Ray and Wallace were each granted an option to purchase 11,550 shares of the Company's Common Stock at an exercise price of $4.65 share, the fair market value of the Company's Common Stock on the date the Director Plan was adopted. On the date of their appointment to the Board of Directors, Messrs. Nelson and Sexton were each granted options to purchase 11,550 shares of the Common Stock at an option exercise price of $3.41 per share, the fair market value of the Company's Common Stock on such date.

   These one-time option grants to new non-employee directors under the Director Plan do not have a fixed term and are fully exercisable after the director has completed three calendar years of service on the Board of Directors, including service prior to adoption of the Director Plan. Each option will automatically terminate 12 months after the director ceases to be a director by reason of his death or permanent disability or six months after he ceases to be a director for any other reason. The exercise price will be paid to the Company in full at the time of exercise in cash or, in whole or in combination with cash, in shares of Company Common Stock previously issued to the optionee.

   The Director Plan, as amended in 1996, replaced the one-time grant provision in the plan with an annual grant of options to purchase 2,200 shares of Common Stock to each non-employee member of the Board of Directors at an option exercise price equal to the fair market value of the Common Stock on the date of such grant. The Director Plan provided for an initial grant of options to purchase 2,200 shares of Common Stock on August 16, 1996, the effective date of the amendment, which covered service during the year ending with the 1996 annual meeting, and an additional grant on October 24, 1996 following the Annual Meeting of Stockholders, which covered the 1997 fiscal year. Thereafter, grants have been made once annually to each non-employee director on the day immediately following the Company's Annual Meeting of Stockholders. These options will become exercisable in full one year following the date of grant, provided that the non-employee director serves as a director throughout such one-year period.

   The Board of Directors believes that annual grants of long-term incentives based on the value of the Company's Common Stock will assist the Company in attracting and retaining qualified members of the Board of Directors. The Board of Directors also believes that such equity-based incentives will promote the long-term financial interests of the Company by motivating the non-employee members of the Board of Directors to achieve long-range goals.

   The Director Plan is administered by the Board of Directors as a whole and contains customary provisions for the adjustment of shares covered by the Director Plan and for the adjustment of option exercise prices in the event of stock dividends and splits, mergers and other similar events. The Premier Merger will result in the acceleration of the exercisability of such options, and those options with an exercise price less than $19.00 per share will be converted into a cash amount equal to the difference between $19.00 and the exercise price per share.

   Director Retirement Compensation Arrangement. The Company has adopted an arrangement whereby non-employee directors of the Company who have served on the Board of Directors for three or more years will be paid a lump sum retirement payment 180 days after termination of service on the Board of Directors. The amount of the retirement payment will be the sum of (i) the amount then being paid annually to non-employee directors for service on the Board and on each committee on which the retiring director was serving at the time of his termination, (ii) $500 for each year or part thereof between 1967 and 1985, inclusive, during which he was a director, (iii) $1,000 for each year or part thereof between 1986 and 1993, inclusive, during which he was a director and (iv) $1,500 for each year or part thereof beginning in 1994, during which he was a director.

   The retirement payment is not payable if (i) the director is removed or is requested (by resolution of the Board of Directors) to resign from the Board of Directors due to the serious neglect or misconduct in the discharge of his duties and responsibilities as a director of the Company or the commission of a criminal act or act of dishonesty (of which the Board of Directors shall be the sole judge), (ii) the director directly or indirectly competes with the Company within one year after his service on the Board of Directors terminates or (iii) the director discloses non-public, confidential or proprietary information about the Company.

   Pursuant to the terms of the Premier Merger Agreement, each of the Company's directors will be replaced at the effective time of the Premier Merger and will be entitled to receive a retirement payment. The total amount of these retirement payments is estimated to be $177,500.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

   In connection with its decision to commence an exploration of strategic alternatives to enhance stockholder value, the Board of Directors adopted amendments to its existing Key Employee Continuation Plan (the "Continuation Plan"), adopted a Retention Bonus Plan (the "Retention Bonus Plan") and amended the definition of "Change of Control" in its 1989 Long-Term Incentive Plan and in its other employee benefit plans to apply to consensual transactions such as the Premier Merger. Certain information with respect to these changes is set forth under the caption "General" in Item 13 of Part III of this report, which description is incorporated by reference herein.

   Key Employee Continuation Plan. The Company's Continuation Plan was established to encourage the retention and dedication of key employees. Each of the Named Executive Officers is a participant in the Continuation Plan. The Continuation Plan provides for a severance payment to a participant if his employment terminates (other than for cause, disability, death, retirement or voluntary resignation) within a period of one year following a change of control. The severance payment will equal the employee's average annual cash compensation for the five years preceding the change of control, multiplied by a termination factor established by the Board of Directors between 100% and 150%. The Board of Directors has established a termination factor of 150% for Messrs. Simpson and Ramsey and 100% for each other Named Executive Officer.

   The Continuation Plan was amended effective June 15, 2000 to change the definition of change of control to include consensual transactions such as the Premier Merger and to provide for a reduction of the employee's severance payment by 50% of the retention bonus granted under the Retention Bonus Plan if a participant in the Continuation Plan is also a participant in the Retention Bonus Plan.

   The maximum payments under the Continuation Plan are estimated at $700,000 if the employment of all participants were terminated under circumstances triggering the payments and they had already received full bonuses under the Retention Bonus Plan as discussed below. Individual payments for each of the Named Executive Officers, after giving effect to the 50% offset, are estimated to be as follows: Mr. Simpson--$0; Mr. Ramsey--$65,687; Mr. Cribbs--$61,811; Mr. Brown--$86,366; and Mr. Lewis--$99,806.

   Retention Bonus Plan. The Retention Bonus Plan was adopted effective June 6, 2000 and provides that participants will receive bonuses, provided they remain employed by the Company through completion of a change of control, such as the Premier Merger, and for a six-month period thereafter. The retention bonus is payable in two installments, 50% upon the date of a change of control, and the remaining 50% upon the date that is six months following a change of control. Payment of the retention bonus is accelerated upon the involuntary termination of employment of such employee by the Company or a successor for any reason other than for cause, or the employee's resignation for good reason.

   Twenty-seven employees have been selected to participate in the Retention Bonus Plan, and the total bonuses equal approximately $2.7 million. The retention bonus payments for each of the Named Executive Officers are estimated to be as follows: Mr. Simpson--$0; Mr. Ramsey--$382,000; Mr. Cribbs--$247,500; Mr. Brown--$162,000; and Mr. Lewis--$163,000.

   401(k) Plan and ESOP. The Company's 401(k) Plan and Employee Stock Ownership Plan are also being amended to provide for accelerated vesting of accounts upon a change of control transaction such as the Premier Merger. Of the Named Executive Officers, Mr. Lewis would receive accelerated vesting in the amount of $31,074 under the 401(k) Plan and with respect to 708 shares of Company Common Stock under the ESOP. All of the other Named Executive Officers are already fully vested under both the 401(k) Plan and the ESOP based on their years of service.

   Stock Options. As of September 21, 2000, the executive officers and directors of the Company held options to purchase an aggregate of 421,700 shares of Company Common Stock, of which 175,129 were immediately exercisable. The Premier Merger will result in the acceleration of the exercisability of the remainder of such options, and, upon the consummation of the Premier Merger, each option holder will be entitled to receive, for each share subject to such an option with a per share exercise price of less than $19.00, an amount in cash equal to the difference between $19.00 and the per share exercise price of such option, less any applicable withholding tax. A holder of an option will not receive any consideration for that option if the per share exercise price for such option equals or exceeds $19.00. Of the 421,700 shares subject to options held by the Company's executive officers and directors on September 21, 2000, 411,159 are at exercise prices below $19.00 per share. Based on the Company's expectation that the Premier Merger will be completed in mid-November, the Premier Merger would accelerate the exercisability of options covering 163,525 of those shares. Certain information for each of the Named Executive Officers with respect to the number of shares of Company Common Stock covered by options with an exercise price below $19.00 and the amount to be received by such Named Executive Officer in respect of such options pursuant to the Premier Merger is set forth in footnote (2) of the table set forth under the caption "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values" in Item 11 of Part III of this report, which information is incorporated by reference herein.

   Non-Employee Director's Retirement Compensation Arrangement. Non-employee directors of the Company who have served on the Board of Directors for three or more years will be paid a lump sum retirement payment 180 days after their service on the Board of Directors terminates. Pursuant to the terms of the Premier Merger Agreement, each of the directors will be replaced at the effective time of the Premier Merger, and will be entitled to receive a retirement payment. The total retirement payments are estimated to aggregate $177,500.

   Employment Contracts. None of the Named Executive Officers has an employment contract with the Company.

Compensation Committee Interlocks and Insider Participation

   None of the members of the Compensation Committee of the Company's Board of Directors during the year ended June 30, 2000 (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Securities and Exchange Commission Regulation S-K. During the year ended June 30, 2000, there existed no interlocking relationships involving the executive officers, directors or Compensation Committee members of the Company and the executive officers, directors or compensation committee members of any other entity.

Item 12. Security Ownership of Certain Beneficial Owners and Management.

   The following table sets forth information with respect to the beneficial ownership of equity securities of the Company as of September 21, 2000, by (i) each person known to management to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officer of the Company as a group:

                                                        Amount and
                                                         Nature of
   Title of              Name of Beneficial             Beneficial     Percent
    Class                     Owner (1)                 Ownership(2)   Of Class
 ------------            ------------------             -----------    --------
 Common Stock T. Rowe Price(3)(4)....................      721,300       6.09%
 $1.00 par    James M. Britz(6)(7)...................       24,351        *
 Value (5)    Todd T. Brown(6)(7)....................       47,640        *
              Geary D. Cribbs(6)(7)..................       60,186        *
              Michael W. Dirks(6)(7).................        6,340        *
              Susan Hall(6)(7).......................       46,046(8)     *
              Catherine S. Grindinger(6)(7)..........      109,790        *
              Dennis J. Grindinger(6)(7).............       11,000        *
              Lon D. Lewis(6)(7).....................       19,475        *
              Bert A. Nelson(6)(7)...................       25,132        *
              James A. Nelson(6)(7)..................        5,303        *
              Doyle R. Ramsey(6)(7)..................       58,562        *
              Talbot Rain(6)(7)......................       12,155        *
              Gerald L. Ray(6)(7)....................      308,240(9)    2.55%
              Janey L. Rife(6)(7)....................       27,186        *
              Robert F. Sexton(6)(7).................       23,650        *
              David P. Simpson(6)(7).................      139,193(10)   1.15%
              Lorraine H. Simpson(6)(7)..............       66,990        *
              Marimon Simpson(6)(7)..................      218,000       1.84%
              Phil Simpson(6)(7).....................    2,325,429(11)  19.20%
              Susan P. Simpson(6)(7).................        1,000        *
              L. L. Wallace(6)(7)....................       29,994        *
              All Directors and Executive Officers as
               a Group (15 persons)..................    3,146,777      26.01%

--------
* The percentage of shares beneficially owned is less than 1% of issued and outstanding shares of the Company's Common Stock.
(1) Messrs. Britz, Brown, Cribbs, Dirks, Lewis and Ramsey and James A. Nelson, Ms. Hall and Ms. Rife are executive officers of the Company; Phil Simpson is an executive officer and director of the Company and beneficial owner of more than 5% of the Company's Common Stock; Lorraine Simpson is the wife of Phil Simpson; David Simpson is an executive officer and director of the Company; Susan Simpson is the wife of David Simpson; Marimon Simpson and Catherine Grindinger are daughters of Phil and Lorraine Simpson; Dennis Grindinger is the husband of Catherine Grindinger; Messrs. Bert A. Nelson, Ray, Sexton and Wallace are directors of the Company; and Mr. Rain retired from the Board of Directors on August 15, 2000.
(2) Includes shares with respect to which executive officers, directors, or their estates have the right to acquire beneficial ownership pursuant to the exercise of stock options exercisable at, or within 60 days after, September 21, 2000, as follows: Britz--18,900, Brown--17,800, Cribbs-- 21,550, Dirks--4,950, Hall--20,100, Lewis--14,400, Bert A. Nelson--11,000,
     James A. Nelson--4,500, Ramsey--32,600, Ray--11,000, Rife--17,050,
     Sexton--22,550, David Simpson--2,875, Phil Simpson--39,750, Wallace-- 11,000, and all Directors and Executive Officers as a Group--260,025. Also includes shares in the accounts established under the Company's Employee Stock Ownership Plan for persons who are salaried employees of the Company, with respect to which each executive officer named in the Summary

      Compensation Table has voting power, as follows: Britz--1,829, Brown-- 16,141, Cribbs--21,430, Dirks--1,031, Hall--17,401, Lewis--1,180, James
      A. Nelson--803, Ramsey--10,300, Rife--5,473, David Simpson--318, Phil Simpson--91,975, and all Executive Officers as a Group--167,881. Unless otherwise indicated, all other shares are owned directly, and the owner has sole voting and investment power.
(3) For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. ("T. Rowe Price") is deemed to be a beneficial owner of securities owned by various individual and institutional investors, for which it serves as investment adviser with power to direct investments and/or sole power to vote the securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of these securities.
(4)   The address of T. Rowe Price is P.O. Box 17218, Baltimore, Maryland 21297
(5) A Common Stock Purchase Right ("Purchase Right") is attached to each outstanding share of the Common Stock entitling the holder to buy one share of Common Stock for $40.91. A Purchase Right is not exercisable or transferable apart from the Common Stock until ten days after a person (other than certain exempt persons) acquires 15% or more of the Common Stock or ten business days after the commencement or announcement of a tender offer, which, if consummated, would result in ownership by a person or group of 15% or more of the Common Stock. Exempt persons include Phil Simpson, his wife, their descendants and their descendants' spouses, trusts or estates for any of their benefit; and partnerships, corporations or other entities owned 80% or more by any of them.
(6) Each of these individuals has executed a Stockholder Agreement in connection with the Premier Merger Agreement. Certain information with respect to the Stockholder Agreements is set forth under the caption "Recent Developments" in Item 1 of Part I of this report and is incorporated herein by reference. As a result of their execution of these Stockholder Agreements, these individuals may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934; however, each of these individuals expressly disclaims membership in any such "group."
(7) The address for Messrs. Britz, Brown, Dirks, Lewis, Ramsey, James A. Nelson and David Simpson, Ms. Rife and Ms. Susan Simpson is 811 East 30th Avenue, Hutchinson, Kansas 67502. The address for Mr. Cribbs and Ms. Hall is Drawer "C", Duke, Oklahoma 73532. The address for Ms. Catherine Grindinger and Mr. Dennis Grindinger is 4400 Windsor Parkway, Dallas, Texas 75205. The address for Mr. Bert A. Nelson is 4200 Arcady, Dallas, Texas 75205. The address for Mr. Rain is 5719 Bordeaux, Dallas, Texas 75209. The address for Mr. Ray is 1445 Ross Avenue, LB 201, 56th Floor, Dallas, Texas 75202. The address for Mr. Sexton is 4433 Potomac, Dallas, Texas 75205. The address for Ms. Lorraine Simpson, Ms. Marimon Simpson and Mr. Phil Simpson is P.O. Box 750, Dallas, Texas 75221.
(8)   Includes 3,400 options and 5,499 shares owned by Ms. Hall's spouse.
(9) Includes 209,510 shares owned by Gerald L. Ray & Associates, Inc. of which Mr. Ray is the principal owner, 12,163 shares owned by Gerald L. Ray IRA R/O, 20,900 shares owned by Gerald L. Ray IRA R/O Defined Benefit Plan, of which Mr. Ray is trustee, and 54,667 shares in the Gerald L. Ray IRA, of which Mr. Ray is trustee.
(10) Includes 1,000 shares owned by Mr. David Simpson's spouse, Susan Simpson, that are also reflected in the table as owned by her and 5,000 shares owned by Mr. Simpson's children, with respect to all of which he shares voting and investment power.
(11) Shares beneficially owned by Mr. Phil Simpson includes 66,990 shares owned by his spouse, Lorraine Simpson, that are also reflected in the table as owned by her and with respect to which he shares voting and investment power. Shares beneficially owned by Mr. Simpson excludes 466,983 shares of Common Stock held by Mr. Simpson's son and two daughters, who are not members of Mr. Simpson's household. Mr. Simpson disclaims beneficial ownership of such shares. Shares beneficially owned by Mr. Simpson also excludes 185,339 shares owned by other relatives who are not members of Mr. Simpson's household, as to which he also disclaims beneficial ownership.

Item 13. Certain Relationships and Related Transactions.

General

   In connection with its decision to commence an exploration of strategic alternatives to enhance stockholder value, the Board of Directors recognized that that process would be potentially disruptive to the Company's employees, would place significant additional burdens upon them, would create uncertainties among them as to their future employment and could adversely affect morale at a critical time for the Company. Many of such employees would potentially have other opportunities for employment and might be recruited by other employers. In order to increase the likelihood that key employees would remain with the Company during the process of exploring strategic alternatives and, if a transaction were to result from that exploration, would be available to a successor during a transition period after consummation of that transaction, the Board of Directors adopted the Retention Bonus Plan for executive officers and key management employees and a retention bonus program for some non-executive employees, amended the Continuation Plan, and amended the change of control definitions in several of its employee benefit plans to cover a consensual transaction, like the Premier Merger. Certain information with respect to the Company's Retention Bonus Plan, the Continuation Plan and other employee benefit plans is set forth in Item 11 of this report under the caption "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and is incorporated herein by reference.

Indemnification and Insurance

   Pursuant to the Premier Merger Agreement, the indemnification provisions of the Company's certificate of incorporation and bylaws will be included in the certificate of incorporation and bylaws of the surviving corporation. The Premier Merger Agreement provides that the surviving corporation (and any successor) will for a period of six years after the effective time of the Premier Merger indemnify present and former directors and officers of the Company and its subsidiaries to the fullest extent permitted under the Delaware General Corporation Law and such provisions of the certificate of incorporation and bylaws for matters arising prior to or at the effective time of the Premier Merger, including any claim based upon the Premier Merger Agreement or the transactions contemplated by it. The Premier Merger Agreement also generally requires the surviving corporation to maintain the Company's existing directors' and officers' liability insurance policy for a period of not less than six years after the Premier Merger.

Stockholder Agreements

   The directors and executive officers of the Company, including the Chairman, Phil Simpson, and some members of Mr. Simpson's family have executed Stockholder Agreements with Premier and Acquisition Sub as described in Part I,
Item 1 under the caption "Recent Developments," which description is incorporated herein by reference.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

  (a)1. Financial Statements
        See--Item 8--Index to Financial Statements and Schedules of
        Registrant.

    2.  Financial Statement Schedules
        See--Item 8--Index to Financial Statements and Schedules of
        Registrant.

    3. The following documents are filed or incorporated by reference as exhibits to this Report as required by Item 601 of Regulation S-K:

     2(a) Agreement and Plan of Merger dated August 11, 2000 among the
          Company, Premier Construction Products Statutory Trust and Premier Construction Products Acquisition Corp., including a list identifying the contents of omitted schedules (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K/A, dated September 12, 2000, SEC File Number 1-7210).

     2(b) Agreement dated August 11, 2000 between the Company and Centex
        Construction Products, Inc.*

      3(a) Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996, SEC File Number 1-7210).

      3(b) Bylaws of the Company, as amended (incorporated by reference to Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996, SEC File Number 1-7210).

      4(a) Credit Agreement (with related forms of Note, Pledge Agreement, Security Agreement, Mortgage, and Subsidiary Guarantee attached as Exhibits thereto) dated as of July 15, 1998, among the Company, Morgan Guaranty Trust Company of New York, as Syndication Agent and NationsBank, N.A., as Administrative Agent, and the Banks and LC Issuing Banks, as defined therein, (incorporated by reference to Exhibit 99(a) to the Company's Current Report on Form 8-K filed September 11, 1998, SEC File Number 1-7210).

      4(b) First Amendment and Restatement dated March 1, 2000 of Credit Agreement dated July 15, 1998 among the Company, the Banks Party thereto, the LC Issuing Banks referred to therein, Morgan Guaranty Trust Company of New York, as syndication Agent and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated August 21, 2000, SEC File Number 1-7210).

      4(c) Second Amendment and Restatement dated June 27, 2000 of Credit Agreement dated July 15, 1998 among the Company, the Banks Party thereto, the LC Issuing Banks referred to therein, and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, dated August 21, 2000, SEC File Number 1-7210).

      4(d) Amendment No. 1 to Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated March 1, 2000 between Republic Paperboard Company and Bank of America, N.A. (successor to NationsBank, N.A.), as Administrative Agent (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K dated August 21, 2000, SEC File Number 1-7210).

      4(e) Amendment No. 2 to Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated June 27, 2000 between Republic Paperboard Company and Bank of America, N.A. (successor to NationsBank, N.A.), as Administrative Agent (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K dated August 21, 2000, SEC File Number 1-7210).

      4(f) Indenture dated as of July 15, 1998 between the Company and UMB Bank, N.A., as Trustee, relating to the Company's 9 1/2% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 99(b) to the Company's Current Report on Form 8-K dated September 11, 1998, SEC File Number 1-7210).

      4(g) Registration Rights Agreement dated July 15, 1998, among the Company, J.P. Morgan Securities, Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and A.G. Edwards & Sons, Inc., (incorporated by reference to Exhibit 4(f) to the Company's Registration Statement on Form S-4 filed September 11, 1998, SEC File Number 1-7210).

     10(a) The 1989 Long-Term Incentive Plan (As Restated and Amended Effective August 16, 1996) (incorporated by reference to
            Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996, SEC File Number 1-
            7210).

     10(b) Second Amendment to the Company's 1989 Long-Term Incentive Plan, effective June 15, 2000.*

     10(c) Non-Employee Director Stock Option Plan (As Amended Effective August 16, 1996) (incorporated by reference to Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996, SEC File Number 1-7210).

     10(d) First Amendment to the Company's Non-Employee Director Stock Option Plan, effective June 15, 2000.*

     10(e) Form of Non-Employee Directors' Retirement Compensation Agreement as amended and restated effective July 14, 1994.*

     10(f) Tenancy in Common Agreement dated December 29, 1983, between Packaging Corporation of America and Republic Paperboard Company (incorporated by reference to Exhibit 10(d) to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, SEC File Number 1-7210).

     10(g) Shared Facilities and Shared Service Agreement dated December 28, 1983, between Packaging Corporation of America and Republic Paperboard Company (incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, SEC File Number 1-7210).

     10(h)  Key Employee Continuation Plan (incorporated by reference to
            Exhibit 10(i) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1992, SEC File Number 1-7210).

     10(i) Amendment No. 1 to the Company's Key Employee Continuation Plan adopted October 22, 1998 and effective October 1, 1998.*

     10(j) Second Amendment to the Company's Key Employee Continuation Plan adopted June 15, 2000.*

     10(k) The Company's Salaried Employee Severance Plan effective June 16, 2000.*

     10(l)  The Company's Retention Bonus Plan effective June 6, 2000.*

     10(m) Paperboard Supply Agreement, dated May 14, 1998, between the Company, Republic Paperboard Company and James Hardie Gypsum, Inc. (incorporated by reference to Exhibit 99(c) to the Company's Current Report on Form 8-K, dated September 11, 1998, SEC File Number 1-7210). Portions of this Exhibit were omitted pursuant to a request for confidential treatment filed with the Office of the Secretary of the Commission.

     10(n) Amended and Restated Agreement for Engineering, Procurement and Construction dated as of June 26, 1998 between Republic Paperboard Company and Fluor Daniel, Inc. relating to the Lawton mill (incorporated by reference to Exhibit 99(d) to the Company's Current Report on Form 8-K, dated September 11, 1998, SEC File Number 1-7210). Portions of this Exhibit were omitted pursuant to a request for confidential treatment filed with the Office of the Secretary of the Commission.

     10(o) Amended and Restated Parent Company Guarantee effective as of June 26, 1998 from the Company to Fluor Daniel, Inc. relating to the Lawton mill (incorporated by reference to Exhibit 99(e) to the Company's Current Report on Form 8-K, dated September 11, 1998, SEC File Number 1-7210).


     21     Significant Subsidiaries of the Registrant.*

     23     Consent of Independent Public Accountants dated September 6,
            2000.*

     23(b)  Consent of Independent Public Accountants dated September 22,
            2000.

     24     Power of Attorney.*

     27     Financial Data Schedule (for SEC use only).*
--------
*  Previously filed.

     99(a) Press Release dated August 14, 2000 (incorporated by reference to Schedule 14A of the Company filed August 14, 2000).

     99(b) Form of Stockholder Agreement executed on August 11, 2000 by the Directors and Executive Officers of the Company and certain members of the family of Phil Simpson in favor of Premier Construction Products Statutory Trust and Premier Construction Products Acquisition Corp. (incorporated by reference to
            Exhibit 99.3 to the Company's Current Report on Form 8-K dated August 21, 2000, SEC File Number 1-7210).

    (b) Reports on Form 8-K.

    None filed during the period covered by this report.

                                   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has fully caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Republic Group Incorporated

                                                     /s/ Phil Simpson
                                          By: _________________________________
                                               Phil Simpson, Chairman of the
                                                    Board and President

Dated: September 25, 2000

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

           /s/ Phil Simpson            Chairman of the Board,     September 25, 2000
______________________________________  President and Director
             Phil Simpson               (principal executive
                                        officer)

                  *                    Executive Vice President   September 25, 2000
______________________________________  and Chief Financial
           Doyle R. Ramsey              Officer (principal
                                        financial officer)

                  *                    Executive Vice President-  September 25, 2000
______________________________________  Paperboard and Director
           David P. Simpson

                  *                    Vice President-Finance     September 25, 2000
______________________________________  (principal accounting
           Michael W. Dirks             officer)

                  *                    Director                   September 25, 2000
______________________________________
            Bert A. Nelson

                  *                    Director                   September 25, 2000
______________________________________
            Gerald L. Ray

                  *                    Director                   September 25, 2000
______________________________________
           Robert F. Sexton

                  *                    Director                   September 25, 2000
______________________________________
            L. L. Wallace

        /s/ Phil Simpson
*By: ____________________________
        Attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To: The Stockholders and Board of Directors of
       Republic Group Incorporated

   We have audited in accordance with auditing standards generally accepted in the United States the consolidated financial statements of Republic Group Incorporated and subsidiaries included in this Form 10-K and have issued our report thereon dated July 28, 2000. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II, Valuation and Qualifying Accounts and Reserves, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Dallas, Texas
July 28, 2000

                          REPUBLIC GROUP INCORPORATED

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES Years ended June 30, 1998, 1999, and 2000

                          Balance  Additions Charged to
                            at     --------------------                 Balance
                         beginning    Cost and Other                     at end
                          of year   expenses accounts    Deductions (A) of year
                         --------- --------------------  -------------- --------
1998:
  Allowance for doubtful
   accounts............. $748,000  $     --  $      --      $(67,000)   $681,000
                         ========  ========= ==========     ========    ========
1999:
  Allowance for doubtful
   accounts............. $681,000  $     --  $ (155,000)    $ (6,000)   $520,000
                         ========  ========= ==========     ========    ========
2000:
  Allowance for doubtful
   accounts............. $520,000  $ 185,000 $ (130,000)    $ (1,000)   $574,000
                         ========  ========= ==========     ========    ========

--------
(A) Uncollectible accounts charged off, net of recoveries.

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description
 ------- -----------
  2(a)   Agreement and Plan of Merger dated August 11, 2000 among the Company,
         Premier Construction Products Statutory Trust and Premier Construction
         Products Acquisition Corp., including a list identifying the contents of omitted schedules (incorporated by reference to Exhibit 2.1 to the
         Company's Current Report on Form 8-K/A, dated September 12, 2000, SEC
         File Number 1-7210).
  2(b)   Agreement dated August 11, 2000 between the Company and Centex
         Construction Products, Inc.*
  3(a)   Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(a) to the Company's Quarterly Report on Form
         10-Q for the period ended September 30, 1996, SEC File Number 1-7210).
  3(b)   Bylaws of the Company, as amended (incorporated by reference to
         Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the
         period ended September 30, 1996, SEC File Number 1-7210).
  4(a)   Credit Agreement (with related forms of Note, Pledge Agreement,
         Security Agreement, Mortgage, and Subsidiary Guarantee attached as
         Exhibits thereto) dated as of July 15, 1998, among the Company, Morgan
         Guaranty Trust Company of New York, as Syndication Agent and
         NationsBank, N.A., as Administrative Agent, and the Banks and LC
         Issuing Banks, as defined therein, (incorporated by reference to
         Exhibit 99(a) to the Company's Current Report on Form 8-K filed
         September 11, 1998, SEC File Number 1-7210).
  4(b)   First Amendment and Restatement dated March 1, 2000 of Credit
         Agreement dated July 15, 1998 among the Company, the Banks Party thereto, the LC Issuing Banks referred to therein, Morgan Guaranty
         Trust Company of New York, as syndication Agent and Bank of America,
         N.A., as Administrative Agent (incorporated by reference to Exhibit
         4.1 to the Company's Current Report on Form 8-K, dated August 21,
         2000, SEC File Number 1-7210).
  4(c)   Second Amendment and Restatement dated June 27, 2000 of Credit
         Agreement dated July 15, 1998 among the Company, the Banks Party thereto, the LC Issuing Banks referred to therein, and Bank of
         America, N.A., as Administrative Agent (incorporated by reference to
         Exhibit 4.2 to the Company's Current Report on Form 8-K, dated August
         21, 2000, SEC File Number 1-7210).
  4(d)   Amendment No. 1 to Mortgage, Assignment of Leases and Rents, Security
         Agreement and Financing Statement dated March 1, 2000 between Republic
         Paperboard Company and Bank of America, N.A. (successor to
         NationsBank, N.A.), as Administrative Agent (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K dated
         August 21, 2000, SEC File Number 1-7210).
  4(e)   Amendment No. 2 to Mortgage, Assignment of Leases and Rents, Security
         Agreement and Financing Statement dated June 27, 2000 between Republic
         Paperboard Company and Bank of America, N.A. (successor to
         NationsBank, N.A.), as Administrative Agent (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K dated
         August 21, 2000, SEC File Number 1-7210).
  4(f)   Indenture dated as of July 15, 1998 between the Company and UMB Bank,
         N.A., as Trustee, relating to the Company's 9 1/2% Senior Subordinated
         Notes due 2008 (incorporated by reference to Exhibit 99(b) to the
         Company's Current Report on Form 8-K dated September 11, 1998, SEC
         File Number 1-7210).
  4(g)   Registration Rights Agreement dated July 15, 1998, among the Company,
         J.P. Morgan Securities, Inc., Dain Rauscher Wessels, a division of
         Dain Rauscher Incorporated, and A.G. Edwards & Sons, Inc.,
         (incorporated by reference to Exhibit 4(f) to the Company's
         Registration Statement on Form S-4 filed September 11, 1998, SEC File
         Number 1-7210).

 Exhibit
 Number  Description
 ------- -----------
 10(a)   The 1989 Long-Term Incentive Plan (As Restated and Amended Effective
         August 16, 1996) (incorporated by reference to Exhibit 10(a) to the
         Company's Quarterly Report on Form 10-Q for the period ended September
         30, 1996, SEC File Number 1-7210).
 10(b)   Second Amendment to the Company's 1989 Long-Term Incentive Plan,
         effective June 15, 2000.*
 10(c)   Non-Employee Director Stock Option Plan (As Amended Effective August
         16, 1996) (incorporated by reference to Exhibit 10(b) to the Company's
         Quarterly Report on Form 10-Q for the period ended September 30, 1996,
         SEC File Number 1-7210).
 10(d)   First Amendment to the Company's Non-Employee Director Stock Option
         Plan, effective June 15, 2000.*
 10(e)   Form of Non-Employee Directors' Retirement Compensation Agreement as
         amended and restated effective July 14, 1994.*
 10(f)   Tenancy in Common Agreement dated December 29, 1983, between Packaging
         Corporation of America and Republic Paperboard Company (incorporated by reference to Exhibit 10(d) to the Company's Annual Report on Form
         10-K for the year ended June 30, 1994, SEC File Number 1-7210).
 10(g)   Shared Facilities and Shared Service Agreement dated December 28,
         1983, between Packaging Corporation of America and Republic Paperboard
         Company (incorporated by reference to Exhibit 10(e) to the Company's
         Annual Report on Form 10-K for the year ended June 30, 1994, SEC File
         Number 1-7210).
 10(h)   Key Employee Continuation Plan (incorporated by reference to Exhibit
         10(i) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1992, SEC File Number 1-7210).
 10(i)   Amendment No. 1 to the Company's Key Employee Continuation Plan
         adopted October 22, 1998 and effective October 1, 1998.*
 10(j)   Second Amendment to the Company's Key Employee Continuation Plan
         adopted June 15, 2000.*
 10(k)   The Company's Salaried Employee Severance Plan effective June 16,
         2000.*
 10(l)   The Company's Retention Bonus Plan effective June 6, 2000.*
 10(m)   Paperboard Supply Agreement, dated May 14, 1998, between the Company,
         Republic Paperboard Company and James Hardie Gypsum, Inc.
         (incorporated by reference to Exhibit 99(c) to the Company's Current
         Report on Form 8-K, dated September 11, 1998, SEC File Number 1-7210).
         Portions of this Exhibit were omitted pursuant to a request for confidential treatment filed with the Office of the Secretary of the
         Commission.
 10(n)   Amended and Restated Agreement for Engineering, Procurement and
         Construction dated as of June 26, 1998 between Republic Paperboard
         Company and Fluor Daniel, Inc. relating to the Lawton mill
         (incorporated by reference to Exhibit 99(d) to the Company's Current
         Report on Form 8-K, dated September 11, 1998, SEC File Number 1-7210).
         Portions of this Exhibit were omitted pursuant to a request for confidential treatment filed with the Office of the Secretary of the
         Commission.
 10(o)   Amended and Restated Parent Company Guarantee effective as of June 26,
         1998 from the Company to Fluor Daniel, Inc. relating to the Lawton mill (incorporated by reference to Exhibit 99(e) to the Company's
         Current Report on Form 8-K, dated September 11, 1998, SEC File Number
         1-7210).

 Exhibit
 Number  Description
 ------- -----------
 21      Significant Subsidiaries of the Registrant.*
 23      Consent of Independent Public Accountants dated September 6, 2000.*
 23(b)   Consent of Independent Public Accountants dated September 22, 2000.
 24      Power of Attorney.*
 27      Financial Data Schedule (for SEC use only).*
 99(a)   Press Release dated August 14, 2000 (incorporated by reference to
         Schedule 14A of the Company filed August 14, 2000).
 99(b)   Form of Stockholder Agreement executed on August 11, 2000 by the
         Directors and Executive Officers of the Company and certain members of the family of Phil Simpson in favor of Premier Construction Products
         Statutory Trust and Premier Construction Products Acquisition Corp.
         (incorporated by reference to Exhibit 99.3 to the Company's Current
         Report on Form 8-K dated August 21, 2000, SEC File Number 1-7210).

--------
*  Previously filed.

                              Company Information

                          Republic Group Incorporated

              Corporate Office                 Dallas Office
             811 East 30th Ave.        1320 Greenway Dr., Suite 920
          Hutchinson, KS 67502-4341        Irving, TX 75038-2548
                P.O. Box 1307                  P.O. Box 750
          Hutchinson, KS 67504-1307        Dallas, TX 75221-0750
               (316) 727-2700                 (972) 550-0035
          Facsimile: (316) 727-2727      Facsimile: (972) 550-0331

                             Republic Fiber Company

  Kansas City Recycling     Topeka Recycling Center    Denver Recycling Center
         Center                834 Adams Street          4525 Ironton Street
     136 Main Street         Topeka, KS 66607-1126        Denver, CO 80239
 Kansas City, MO 64105-         (785) 235-2515             (303) 373-2703
          1221               Facsimile: (785) 235-      Facsimile: (303) 373-
     (816) 842-6963                  9420                       2704
  Facsimile: (816) 842-
          6993

                          Republic Paperboard Company

               Hutchinson Mill                  Lawton Mill
             100 North Halstead              8801 SW Lee Blvd.
          Hutchinson, KS 67501-1831          Lawton, OK 73505
                P.O. Box 1267                 (580) 510-2200
          Hutchinson, KS 67504-1267      Facsimile: (580) 510-2206
               (316) 662-2331

          Facsimile: (316) 662-7442


             Commerce City Mill                Halltown Mill
             5501 Brighton Blvd.        Old Route 340, Halltown Rd.
        Commerce City, CO 80022-3608      Halltown, WV 25423-0010
                P.O. Box 1268                   P.O. Box 10
        Commerce City, CO 80022-1268      Halltown, WV 25423-0010
               (303) 287-7456                 (304) 725-2076
          Facsimile: (303) 288-7028      Facsimile: (304) 728-7544


                            Republic Gypsum Company
                             Gypsum Wallboard Plant
                                Highway 62 West
                              Post Office Drawer C
                              Duke, OK 73532-0239
                                 (580) 679-3391
                           Facsimile: (580) 679-3918

                          Transfer Agent and Registrar
         UMB Bank, N.A. . P.O. Box 410064 . Kansas City, MO 64141-0064